THIS AGREEMENT is made the  1st

day of

November

2006

BETWEEN

(1)

CLIFTON HOUSE ACQUISITION LIMITED (registered in England and Wales with number 04174909) whose registered office is at Clifton House, 83/89 Uxbridge Road, Ealing, London W5 5TA (the “Seller”);

(2)

GIBRALTAR INDUSTRIES (UK) LIMITED (registered in England and Wales with number 05960639) whose registered office is at 7 Bishopsgate, London EC2N 3AR (the “UK Purchaser”);

(3)

KRONEN ACHTHUNDERTEINUNDNEUNZIG GmbH whose registered office is c/o McDermott Will & Emery Rechtsanwälte Steuerberater LLP, Stadttor 1, 40219

Düsseldorf (the “German Purchaser”);

(the UK Purchaser and the German Purchaser together the “Purchasers”)

(4)

GIBRALTAR INDUSTRIES, INC., whose business address is at 3556 Lake Shore Road, PO Box 2028, Buffalo, New York 14219-0228 USA (the “Guarantor”);

and

(5)

EXPAMET INTERNATIONAL LIMITED (registered in England and Wales with registered number 00152305) whose registered office is at Clifton House aforesaid (“EIL”).

Gibraltar Industries, Inc. is party to this Agreement for the purposes of clauses 9-20 only.

RECITALS

(A)

Details of THE EXPANDED METAL COMPANY LIMITED and SORST STRECKMETALL GMBH are set out in Part 1 of Schedule 1 (Details of the Group).

(B)

The Seller has agreed to sell the English Share to the UK Purchaser and to procure the sale of the German Shares to the German Purchaser and the UK Purchaser has agreed to purchase the English Share and the German Purchaser has agreed to purchase the German Shares on and subject to the terms of this Agreement.

NOW IT IS AGREED as follows:

1.

Definitions and Interpretation

In this Agreement:

Defined terms:

“Accounts” means the English Accounts, the German Accounts and the Polish Accounts;

“Accounts Receivable” means all trade debtor receivables of each member of the Group that represents rights to payment;

“Assumed Net External Debt” means zero, representing the Seller’s best estimate of Net External Debt outstanding as at the Completion Accounts Date;

“Assumed Intra-Group Indebtedness” means £12,900,000, representing the Seller’s best estimate of Intra-Group Indebtedness as at the Completion Accounts Date;

“Balance Sheet Date” means 31 December 2005;

“Bank Deed of Release” means the deed in the agreed form whereunder Bank of Scotland releases each member of the Group from an Encumbrance or guarantee entered into;

“Business Day” means a day (other than a Saturday or Sunday) when banks are open for business in the City of London and New York;

“CA 85” means the Companies Act 1985;

“Camfil Indemnity” means the indemnity set out in clause 21.1;

“Cash” means the aggregate of: (i) cash in hand of a Group Company as at the Completion Accounts Date, (ii) all sums standing to the credit of any bank account of a Group Company as at the Completion Accounts Date and (iii) the amount of any receipts (cash or cheques) paid into such accounts up to and including the Completion Accounts Date but which have not yet been credited to such accounts less the value of cheques drawn up to and including the Completion Accounts Date but which have not yet been debited from such accounts;

“Completion” means completion of the sale and purchase of the Shares pursuant to this Agreement;

“Completion Accounts” means the accounts to be prepared in accordance with clause 3.2 and the provisions of Schedule 8;

“Completion Accounts Date” means 31st October 2006;

“Completion Payment” means the sum of the Purchase Price and the Assumed Intra-Group Indebtedness;

“Completion Statement” means the statement prepared in accordance with clause 3.2 and the provisions of Schedule 8;

“Data Room Documents” means each of the documents listed in the index of documents relating to the Group, which have been made available for inspection by or on behalf of the Purchasers, a copy of which index is set out in the schedule to the Disclosure Letter;

“DB Scheme” means the Expamet International PLC Group Retirement and Life Assurance Scheme;

“Debt” shall mean the aggregate of all borrowings and indebtedness in the nature of borrowings of a Group Company due to any person as at the Completion Accounts Date which has not been repaid (including, without limitation, (i) term loans, (ii) loan notes, (iii) loan stock, (iv) bank overdrafts, (v) cheques drawn up to and including the Completion Accounts Date but which have not yet been debited from an overdrawn bank account of a Group Company less receipts up to and including the Completion Accounts Date which have not yet been credited to such accounts, together with all accrued but unpaid interest (other than on borrowings between Group Companies) but excluding items included within Working Capital and excluding the Intra-Group Indebtedness;

“Disclosed” means information fairly disclosed by or referred to (with sufficient details or references to identify the nature and scope of the matter disclosed) in the Disclosure Documents (and “Disclosure” shall be construed accordingly);

“Disclosure Documents” means the Disclosure Letter including the general disclosures contained in it and the two identical bundles of documents collated by or on behalf of the Seller, the outside covers of each of which have been signed for identification by or on behalf of the Seller and the Purchasers together with the Data Room Documents;

“Disclosure Letter” means the letter described as such, dated as of the date of this Agreement and addressed by the Seller to the Purchasers;

“EBP” means Expamet Building Products Limited, a company incorporated in England and Wales with company number 00438206;

“Encumbrance” means any (other than by virtue of this Agreement) interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

“English Accounts” means the proforma balance sheet of the English Company as at the Balance Sheet Date and the proforma profit and loss account of the English Company for the year ended on that date a copy of which is contained in the Disclosure Documents;

“English Company” or “EMCO” means The Expanded Metal Company Limited, details of which are set out in Part 1 of Schedule 1;

“English Share” means the one fully paid issued ordinary share of £1 in the capital of the English Company;

“Environment” means any and all organisms (including man), ecosystems and the following media: air (including the air within buildings and the air within other natural or man-made structures, whether above or below ground); water (including water under or within land or in drains or sewers and coastal and inland waters); and land (including land under water) and in the case of man includes his senses or property;

“Environmental Insurance Policy” means the environmental insurance policy proposed between the Purchasers and AIG Europe (UK) Limited (as appointed representative for the New Hampshire Insurance Company) in relation to the English Company’s property at Greatham Street, Hartlepool and the German Company’s property at Wohlenbergstrasse 11, 30179 Hannover;

“Event” means any act, omission, occurrence, transaction or circumstance (including Completion);

“Expamet TM Licence” means the Expamet trade mark licence agreement to be entered into between EBP and EMCO on or about the date hereof in the agreed form;

“Fundamental Warranties” shall have the meaning ascribed thereto in clause 5.3;

“German Accounts” means the audited balance sheet of the Germany Company as at the Balance Sheet Date and the audited profit and loss account of the German Company for the year ended on that date a copy of which is contained in the Disclosure Documents;

“German Company” or “Sorst” means Sorst Streckmetall GmbH, details of which are set out in Part 1 of Schedule 1;

“German Share Transfer Agreement” means the German share transfer recordal agreement entered into between EIL and the German Purchaser on the date hereof;

“German Shares” means all shares in the German Company with a total nominal amount of EUR130,000;

“Good Manufacturing Practices” has the meaning ascribed thereto in the Supply Agreement, save that it shall mean, in this Agreement, such practices as they exist prior to Completion;

“Group” means collectively the English Company, the German Company and the Subsidiaries (and “Group Company” shall be construed accordingly);

“HSE Law” means to the extent that they each have force of law all statutes and subordinate legislation and other national, supra national, European Union, federal, state and local laws, common laws or civil code, guidance notes or codes of conduct insofar as they each are in force at the date of this Agreement or were in force at the relevant time before the date of the Agreement and they each have as a purpose or effect the protection of the Environment or the provision of remedies or compensation in respect of harm or damage to or adverse impact on the Environment or any loss arising therefrom or they relate to or concern the protection of human health or safety or the provision of remedies or compensation in respect of harm or damage to or adverse impact on human health or safety or any loss arising therefrom;

“HSE Permits” means any permits, authorisations, licences or other consents or registrations required under HSE Law;

“HSE Proceedings means any criminal, civil, judicial, regulatory or administrative proceedings, suit, action, notice or other enforcement action taken or brought by a relevant authority or any other person under HSE laws or under any contract to the extent that it concerns or relates to (whether wholly or in part) any of the same matters as are covered by HSE laws;

“Indebtedness” means together (i) indebtedness for borrowed money, accrued interest thereon and any redemption, prepayment penalty, premium including additional interest required or imposed in connection with the repayment of such indebtedness and costs of breaking swaps and hedges which are  required to be broken as a result of the repayment of such indebtedness; (ii) indebtedness evidenced by loan note, bond, debenture or reimbursement under any letter of credit or similar instrument; (iii) indebtedness under any finance lease and/or guarantee provided that such finance lease or guarantee is entered into outside the ordinary course of business; (iv) indebtedness pursuant to obligations in respect of interest rate swaps or other interest rate hedging products, foreign currency exchange agreements or exchange rate hedging arrangements and any liability thereon; and (v) all liabilities that are secured by any Encumbrance (save for liens or retention of title arrangements arising in the ordinary course of business) over the shares or assets of any member of the Group including all accrued interest, expenses and fees that may be incurred in satisfaction thereof and always provided that any trading creditors incurred in the ordinary course of trading shall not constitute Indebtedness;

“Indemnities” means the covenants set out in clause 5.5;

“Independent Accountant” shall have the meaning set out in clause 3.2.4;

“Intellectual Property Rights” shall mean all patents, utility models, rights in inventions, trade marks, service marks, trade names, business names, logos, rights in get up, internet domain names, e-mail address names, copyrights (including rights in computer software), semi-conductor topography rights, moral rights database rights, design rights, rights in know-how, rights in confidential information, rights in trade secrets and all other intellectual or industrial property rights, whether registered or unregistered, in any class, and all applications for any of the same, and all extensions and renewals of the same and all other similar rights or forms of protection which may subsist anywhere in the world;

“Intra-Group Indebtedness” means the net amount of:

(a)

all sums owed by any Group Company to any member of the Seller’s Group; less

(b)

all sums owed by any member of the Seller’s Group to any Group Company as at the Completion Accounts Date, but excluding in each case trading debtors and creditors in the ordinary course of trading;

“IT Licences” shall mean all licences and agreements granted to or by any Group Company in respect of any IT Systems including support and maintenance agreements, escrow agreements and disaster recovery agreements;

“IT Systems” shall mean all proprietary and third party software, hardware, firmware, networks, associated documentation and other information technology systems and communications technology systems used by the Group;

“Management Accounts” means the unaudited management accounts of the Group as at 30 September 2006 and in respect of the 9 month period then ended, in the agreed form;

“Manufacturing Specifications” has the meaning ascribed thereto in the Supply Agreement, save that it shall mean, in this Agreement, such manufacturing specifications as they exist prior to Completion;

“Net External Debt” shall mean Debt less Cash as at the Completion Accounts Date;

“Parties” means the UK Purchaser, the German Purchaser, the Seller, the Guarantor (for the purposes of clauses 9-20 only) and EIL (for the purposes of clause 2.1 and clauses 9-20 only) (and “Party” shall be construed accordingly);

“Pension Schemes” means: (1) the DB Scheme; (2) the Expamet Group Personal Pension, established with Legal & General on 1 August 2002; (3) the Messrs. Ernst Sorst & Co. GmbH Pension Scheme, established on 31 December 1978; and (4) the Helmut Cramer Pension Scheme, established on 1 December 1986;

“Permitted Product Range” means: (a) all and any products in EBP’s existing product range; and (b) any additions to such product range, provided any such additions are not security related products or heavy duty mesh products (which, for the avoidance of doubt, are not within the Permitted Product Range);

“Polish Accounts” means the balance sheet of the Polish Company as at the Balance Sheet Date and the profit and loss account of the Polish Company for the year ended on that date a copy of which is contained in the Disclosure Documents;

“Polish Company” or “Expamet Polska” means Expamet Polska sp. z o.o, details of which are set out in Part 2 of Schedule 1;

“Proceedings” means any proceedings, suit or action (including arbitration) arising out of or in connection with this Agreement;

“Products” has the meaning ascribed thereto in the Supply Agreement;

“Properties” means the properties of which short particulars are set out in Schedule 2 (Properties) and the expression “Property” shall mean, where the context so admits, any one or more or any part of such properties;

“Purchase Price” means £8,935,000, subject to adjustment in accordance with clause 3.2 and 3.3

“Purchasers’ Group” means collectively the Purchasers, their subsidiaries and subsidiary undertakings, any holding company of the Purchasers and all other subsidiaries or subsidiary undertakings of such holding company (which for the avoidance of doubt, following Completion, shall include the Group) and “Purchasers’ Group Company” shall mean any of the Purchasers’ Group;

“Purchasers’ Solicitors” means McDermott Will & Emery UK LLP of 7 Bishopsgate, London EC2N 3AR (Ref: NJA);

“Registered IP” means all registered Intellectual Property Rights owned by the Group, details of which are listed in Part 1 of Schedule 3 (Intellectual Property);

“Reorganisation” means the restructuring of the Seller’s Group to form the Group, as detailed in the group restructuring section of the Data Room Documents (Folder Path: Project Subway/Legal DD/The Expanded Metal Company Limited/Group Restructuring), including but not limited to: (1) the transfer of EMCO from EIL to the Seller on or about 25 March 2006; (2) the transfer of the industrial division of EBP to EMCO on or around 31 March 2006; (3) the transfer of Expamet Fencing Limited from I.G. Limited to EMCO on or around 25 March 2006; (4) the transfer of the Polish Company from EBP to EMCO on or around 4 May 2006; and (5) all ancillary transactions and processes relating to the foregoing;

“Restricted Business” means the business of producing and/or selling:

(a)

expanded metal sheets and rolls (“Base Products”); and

(b)

such derivatives of the Base Products as are part of (or fundamentally similar to) the existing product range of the Group, as at the date of this Agreement but in each case excluding the production and/or sale of the Permitted Product Range;

“Retention” the amount to be paid in and held in the Retention Account and dealt with in accordance with the provisions of Schedule 9;

“Retention Account” means an interest-bearing deposit account to be opened prior to Completion with Lloyds TSB Bank plc in the joint names of the Purchasers’ Solicitors and the Seller’s Solicitors;

“Retention Account Instruction Letter” means the letter in the agreed form from the Seller and the Purchaser to the Purchasers’ Solicitors and the Seller’s Solicitors relating to the Retention Account;

“Seller’s Group” means the Seller and its subsidiaries from time to time, other than a member of the Group, and “Seller’s Group Company” shall mean any of the Seller’s Group;

“Seller’s Solicitors” means CMS Cameron McKenna LLP of Mitre House, 160 Aldersgate Street, London EC1A 4DD (Ref. DCD/MIT2.40a/122207.00001);

“Seller’s Solicitors Account” means the CMS Cameron McKenna LLP client account at Lloyds TSB Bank plc, 39 Threadneedle Street, London EC2R 8AU, with sort code 30-00-01 and account number 00230949;

“Senior Employee” means an employee holding an executive or managerial post of any Group Company earning a basic salary of more than £35,000;

“Shares” means the English Share and the German Shares;

“Subsidiaries” means the Subsidiaries of the English Company named in Part 2 of Schedule 1 (Details of the Group);

“Supply Agreement” means the supply agreement to be entered into on or about the date hereof between EBP, EMCO and the Guarantor in the agreed form;

“TA 88” means the Income and Corporation Taxes Act 1988;

“Target Working Capital” is £2,650,000;

“Taxation” or “Tax” means:

(a)

all forms of direct and indirect taxation and statutory, governmental (state, federal, provincial or local), duties (including stamp duties), imposts, contributions, levies, withholdings or liabilities whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other measure (including without limitation social security contributions, any other payroll taxes but not including local authority rates) however imposed (whether by way of a withholding or deduction for on an account of tax or otherwise);  and

(b)

any penalty, fine, surcharge, interest, charges or costs payable in connection with any Taxation within (a) above;

“Taxation Authority” means the Inland Revenue, HM Revenue & Customs, the Department of Work and Pensions and any other governmental or other authority whatsoever competent to impose any Taxation;

“Taxation Statute” means any directive, statute, enactment, law, or regulation or similar measure, wheresoever enacted or issued, coming into force or entered into providing for or imposing any Taxation and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any such measure which amends, extends, consolidates or replaces, or which has been amended, extended, consolidated or replaced by, any such measure;

“Tax Deed” means the deed in the agreed form containing certain Taxation covenants between the Seller, EIL and the Purchasers;

“TCGA” means the Taxation of Chargeable Gains Act 1992;

“Territory” means the territories in which the Group operates the Restricted Business as at the date of this Agreement;

“Transaction Documents” means this Agreement, the Disclosure Letter, the Tax Deed and the agreed form documents (as listed in Schedule 7);

“Unregistered IP” means all material unregistered Intellectual Property Rights owned by the Group, details of which are listed in Part 2 of Schedule 3 (Intellectual Property);

“VAT” means value added tax;

“VATA” means the Value Added Tax Act 1994;

“Warranties” means the warranties set out in clause 5 (Warranties) and Schedule 5 (Warranties); and

“Working Capital” shall mean the net operating working capital of the Group calculated in accordance with Schedule 8.

1.2

Reference to any document as being “in the agreed form” means that it is in the form agreed between the Seller and the Purchaser and signed for the purposes of identification by or on behalf of the Seller and the Purchaser.

1.3

Where any statement is qualified by the expression “so far as the Seller is aware” or by reference to the knowledge, awareness or belief of the Seller or by an expression of similar import, such knowledge shall be deemed to be (except where otherwise expressly provided to the contrary) the actual knowledge of Stephen Shears, John Charlton, Alan Maynard, John Stallabrass and (in respect of matters relating to Sorst only) Johannes Sälinger.

1.4

The table of contents and headings and sub-headings are for convenience only and shall not affect the construction of this Agreement.

1.5

Unless the context otherwise requires, words denoting the singular shall include the plural and vice versa and references to any gender shall include all other genders.  References to any person (which for the purposes of this Agreement shall include natural persons, bodies corporate, unincorporated associations, partnerships, governments, governmental agencies and departments, statutory bodies or other entities, in each case whether or not having a separate legal personality) shall include the person’s successors.

1.6

The words “other”, “include” and “including” do not connote limitation in any way.

1.7

References to Recitals, Schedules, clauses and sub-clauses are to (respectively) recitals to, schedules to, and clauses and sub-clauses of, this Agreement (unless otherwise specified); and references within a Schedule to paragraphs are to paragraphs of that Schedule (unless otherwise specified); and references to this Agreement include the Schedules.

1.8

References in this Agreement to any treaty, statute, statutory provision, directive of the Council of the European Union (whether issued jointly with any other person or under any other name) or other legislation include a reference to that treaty, statute, statutory provision, directive or legislation as amended, extended, re-enacted, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any order, regulation, instrument or other subordinate legislation made under the relevant treaty, statute, statutory provision, directive or legislation PROVIDED ALWAYS THAT the liability of the Seller shall not be increased by any such amendment, extension, re-enactment, consolidation or replacement made after the date of this Agreement.

1.9

References in Schedule 5 and 6 to any statutory provision of the United Kingdom shall be deemed to include a reference to any similar statute, law, regulation, notice, directive or similar provision relating to Taxation of any other jurisdiction and having the same effect and references to VATA shall include all law of any jurisdiction relating to value added tax in the United Kingdom and any value added, turnover, sales, purchase or similar tax of any other jurisdiction and references to value added tax shall be construed accordingly.

1.10

Words and expressions defined in the Tax Deed shall (to the extent they are not inconsistent with this Agreement) bear the same meanings in this Agreement.

1.11

References to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, organisation, body, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English legal term.

1.12

Any reference to “writing” or “written” includes faxes and any legible reproduction of words delivered in permanent and tangible form (but does not include e-mail).

1.13

Except where the context does not permit it, references in Schedule 5 (Warranties) to the Company shall refer to each Group Company in turn.

1.14

References to times of the day are (unless otherwise expressly provided) to London time and references to a day are to a period of 24 hours running from midnight on the previous day.

1.15

The expressions “subsidiary”, “holding company”, “body corporate”, “parent undertaking” and “subsidiary undertaking” shall have the meanings respectively given to them in CA 85.

2.

Sale and purchase

2.1

Obligation to sell and purchase

Subject to the terms of this Agreement, the Seller shall sell the English Share to the UK Purchaser with full title guarantee and procure the German Shares to be sold to the German Purchaser with full title guarantee and the Purchasers (as the case maybe) shall purchase the relevant Shares accordingly.  EIL, by its execution of this Agreement, hereby agrees to the sale of the German Shares and undertakes to carry out all necessary actions to facilitate the sale and transfer of the German Shares to the German Purchaser.

2.2

Dividends and distributions

The Shares shall be sold with the benefit of all rights attaching to them as at the date of this Agreement, including the right to receive all dividends and distributions declared, paid or made by the English Company or the German Company on or after the date of this Agreement.

2.3

Waivers of pre-emption

2.3.1

The Seller waives all rights of pre-emption or similar rights over any of the English Share conferred on it either by the articles of association of the English Company or in any other way.

2.3.2

The Seller undertakes to procure that EIL shall waive all rights of pre-emption or similar rights (if any) over any of the German Shares conferred on EIL either by the constitutional documents of the German Company or in any other way.

3.

Consideration

3.1

Consideration

3.1.1

The consideration for the sale of the Shares, subject to adjustment pursuant to clause 3.2, shall be the Purchase Price. The Seller and the Purchasers shall in good faith agree the apportionment of the Purchase Price between the English Share and the German Shares within 30 days of Completion.  If such apportionment is not agreed within such time period an independent third party expert (the “Independent Expert”) (appointed jointly by the Seller and the Purchasers or, in the absence of agreement, appointed by the President of the Institute of Chartered Accountants of England and Wales, at the request of the first of them to apply) shall be requested to determine the apportionment.  The Independent Expert shall act as an expert and not as an arbitrator and, save in the case of manifest error or gross negligence, the apportionment decided upon by the Independent Expert shall be binding on the Seller and the Purchasers and the fees of the Independent Expert shall be borne equally by the Seller and the Purchaser.

3.1.2

On Completion the Purchasers shall pay in cash the Purchase Price.

3.1.3

Payment to the Sellers’ Solicitors of the consideration hereunder shall be a discharge to the Purchasers, to the extent that the Purchasers shall not be concerned with the distribution of such monies so paid.

3.2

Completion Accounts

3.2.1

The Purchasers shall prepare draft Completion Accounts and a draft Completion Statement and deliver a copy of the same to the Seller within 30 Business Days of Completion.

3.2.2

The Seller may review the draft Completion Accounts and the draft Completion Statement in order to satisfy itself that they have been prepared in accordance with this clause 3.2 and the provisions of Schedule 8.  Unless, within 15 Business Days of receipt of the draft Completion Accounts and the draft Completion Statement by the Seller (excluding the day of receipt) the Seller notifies the Purchasers in writing of any respect in which they are not satisfied that the details of the draft Completion Accounts or the draft Completion Statement are in accordance with this clause 3.2 and the provisions of Schedule 8, then the contents of the draft Completion Accounts and the draft Completion Statement shall be final and binding as between the Purchasers and the Seller.

3.2.3

If the Seller does so notify the Purchasers, the Seller’s notification shall specify (a) which items of the draft Completion Accounts or the draft Completion Statement are disputed, (b) the reasons therefor and (c) the monetary value of the adjustments that the Seller claims are accordingly required to be made.

3.2.4

If the Seller does so notify the Purchasers, the parties shall endeavour within the period expiring 15 Business Days after receipt of the Seller’s written notice by the Purchasers (excluding the day of receipt) to resolve the matter and if the matter is not so resolved it may be resolved by an accountant (the “Independent Accountant”) in accordance with the provisions of clauses 3.2.6 to 3.2.9 below.

3.2.5

The Purchasers and the Seller shall provide each other and each other’s respective professional advisers with all relevant papers and all information and explanations as are reasonably required to assist the Purchasers and the Seller in their endeavours to agree the Completion Accounts and the Completion Statement.

3.2.6

The Independent Accountant shall be a firm of chartered accountants agreed on by the Seller and the Purchasers or, if they cannot agree on such appointment within 5 Business Days of either party giving notice in writing to the other that it desires an Independent Accountant to be appointed, such firm of chartered accountants as may be nominated on the application of either one of them by the President or other senior officer for the time being of the Institute of Chartered Accountants in England and Wales.

3.2.7

If any disagreement or dispute under this agreement is referred to the Independent Accountant:

(a)

the parties will each use all reasonable endeavours to co-operate with the Independent Accountant in resolving such disagreement or dispute, and for that purpose will provide to him all such information and documentation as he may reasonably require for the purposes of settling such disagreement or dispute;

(b)

the Independent Accountant shall have the right to seek such professional assistance and advice as he may reasonably require;

(c)

the fees of the Independent Accountant and other professional fees incurred by him shall be paid 50% by the Seller and 50% by the Purchaser save where the Independent Accountant directs otherwise in writing;

(d)

the Independent Accountant will be requested to make a decision within 15 Business Days of the referral.

3.2.8

The Independent Accountant shall act as expert and not as arbitrator and, save in the case of fraud or manifest error, his decision shall be final and binding on the parties.

3.2.9

The draft Completion Accounts and draft Completion Statement shall be determined as final and binding either pursuant to clause 3.2.2 above or as a result of agreement between the Purchasers and the Seller or as a result of the decision of the Independent Accountant.

3.2.10

If Working Capital as shown by the final and binding Completion Statement shall be:

(a)

a sum which is greater than £2,700,000, the Purchasers shall pay to the Seller, subject to and in accordance with clause 3.2.13, an amount equal to the difference between such sum and the Target Working Capital;

(b)

a sum which is less than £2,600,000, the Seller shall pay to the Purchasers, subject to and in accordance with clause 3.2.13, an amount equal to the difference between such sum and the Target Working Capital; or

(c)

between £2,600,000 and £2,700,000 no further payment shall be made by any party under this clause 3.2.10.

3.2.11

If Net External Debt as shown by the final and binding Completion Statement shall be:

(a)

a sum which is greater than the Assumed Net External Debt, the Seller shall pay to the Purchasers subject to and in accordance with clause 3.2.13 a sum equal to the difference;

(b)

a sum which is less than the Assumed Net External Debt the Purchasers shall pay to the Seller subject to and in accordance with clause 3.2.13 a sum equal to the difference; or

(c)

equal to the Assumed Net External Debt, no further payment shall be made by any party under this clause 3.2.11.

3.2.12

If Intra-Group Indebtedness as shown by the final and binding Completion Statement shall be:

(a)

a sum which is greater than the Assumed Intra-Group Indebtedness, that part of the Completion Payment which constituted repayment of Intra-Group Indebtedness shall be deemed to be increased and that part of the Completion Payment which constituted payment of Purchase Price shall be deemed to be decreased, by a sum equal to the difference;

(b)

a sum which is less than the Assumed Intra-Group Indebtedness, that part of the Completion Payment which constituted repayment of Intra-Group Indebtedness shall be deemed to be decreased and that part of the Completion Payment which constituted payment of Purchase Price shall be deemed to be increased, by a sum equal to the difference; or

(c)

equal to the Assumed Intra-Group Indebtedness, no further adjustment shall be made under this clause 3.2.12.

3.2.13

The amount payable to the Purchasers by the Seller or to the Seller by the Purchasers as a result of the net of the Working Capital and Net External Debt adjustments above shall be paid:

(a)

within 5 Business Days after the date on which the Completion Accounts and Completion Statement have become final and binding pursuant to clause 3.2.9;

(b)

together with interest on the amount to be paid calculated at the rate of 1% per annum above the base lending rate from time to time of The Royal Bank of Scotland plc from the Completion Date until the date of actual payment accruing day to day on the basis of actual number of days elapsed and a year of 365 days;

(c)

by electronic transfer:

(i)

(where that sum is expressed to be payable to the Seller) to the Seller’s Solicitors Account or such other account in the UK as the Seller may specify in writing to the Purchasers; or

(ii)

(where that sum is expressed to be payable to the Purchasers) to such account in the UK as the Purchasers may specify in writing to the Seller.

3.3

Reduction in consideration

Any payment made by the Seller in respect of a breach of the Warranties or under the Tax Deed, or any other payment made by it pursuant to this Agreement, shall (and shall be deemed to) reduce the Purchase Price under this Agreement by a matching amount, save that in no circumstances shall the provisions of this clause 3.3 have the effect of reducing (or deeming to reduce) the Purchase Price below £1.00.

3.4

Discharge of Intra-Group Indebtedness

3.4.1

Each party shall procure that any trading debtors and creditors incurred in the ordinary course of trading prior to Completion between the Group Companies and the Seller’s Group and outstanding at the Completion Date shall be settled in accordance with the relevant terms and conditions of trading between such entities.

3.4.2

Each party agrees that settlement of the Intra-Group Indebtedness (comprising the settlement of the Intra-Group Indebtedness pursuant to paragraph 2(b) of Schedule 4 (Completion Obligations) together with any adjustment pursuant to clause 3.2.12) pursuant to this Agreement shall be in full and final settlement of all intra-group indebtedness owed by any Seller’s Group Company to any Group Company or by any Group Company to any Seller’s Group Company in relation to the period up to and including Completion, excluding in each case (a) any payments to be made pursuant to any Transaction Document and (b) trading debtors and creditors incurred in the ordinary course of trading.  To the extent that any intra-group indebtedness (as described in this clause 3.4.2) relating to the period prior to and including Completion is ascertained subsequent to the settlement of the Intra- Group Indebtedness pursuant to this Agreement:

(a)

the Seller shall, to the extent such indebtedness is owed to a Seller’s Group Company, procure that the relevant Seller’s Group Company waives any such indebtedness; and

(b)

the relevant Purchaser shall, to the extent such indebtedness is owed to a Purchaser’s Group Company, procure that the relevant Purchaser’s Group Company waives any such indebtedness.

4.

Completion

4.1

Completion meeting

Completion shall take place at the offices of the Seller’s Solicitors on the exchange of this Agreement (or wherever else and whatever time the Parties agree in writing).  At Completion, the Parties shall perform their respective Completion obligations set out in Schedule 4 (Completion Obligations).

4.2

Effect of Completion

Notwithstanding Completion, each provision of this Agreement (and any other document referred to in it) not performed at or before Completion but which remains capable of performance, the Warranties and all covenants and other undertakings contained in or entered into pursuant to this Agreement will remain in full force and effect and (except as otherwise expressly provided) without limit in time.

4.3

Stock take

On or immediately before Completion, the Parties shall jointly procure that a stock take is undertaken at each of the Properties.  Each Party shall have the right, if it so wishes, to have an independent person attend such stock take(s) to monitor the process.

4.4

Environmental insurance

The Purchasers agree to use all reasonable endeavours to arrange and incept the Environmental Insurance Policy with the English Company and the German Company as the named insured and with EBP as a co-insured, within 30 days of Completion.

5.

Warranties and Indemnities

5.1

Warranties

The Seller warrants to the Purchasers in the terms set out in Schedule 5 (Warranties) in relation to the English Company, the German Company and each of the Subsidiaries.  Each of the Warranties set out in the separate paragraphs of Schedule 5 (Warranties) shall be separate and independent.

5.2

Information supplied by the Group

The Seller undertakes to the Purchasers to waive any and all claims which it might otherwise have against each Group Company and/or their respective officers, employees, agents, consultants or any of them in respect of any information supplied to them by or on behalf of a Group Company and/or the Subsidiaries in connection with the Warranties, the Tax Deed and/or the information Disclosed except insofar as the Seller has been fraudulently, dishonestly or wilfully misled by any officer or employee or where such officer, employee, agent or consultant or through any such persons otherwise acted in bad faith.

5.3

Limitations on liability

The Seller’s liability in respect of any claim in relation to the Warranties shall be limited as provided in Schedule 6 (Limitation of Seller’s liability), save that only the limitations in paragraph 3.3 of Schedule 6 (liability cap) shall apply in relation to the Warranties set out in paragraphs 1 (Power to contract) and 2.4 (Share capital) of Part 1 of Schedule 5 (Warranties) (the “Fundamental Warranties”).

5.4

Exclusions from clause 5

Notwithstanding any other provision of this Agreement, the provisions of this clause 5 and Schedule 6 (Limitation of Seller’s liability) shall not apply to any claim made against the Seller in the case of any fraud on the part of the Seller.

5.5

Indemnities

The Seller covenants with the Purchaser that the Seller will, at the direction of the Purchasers, pay on demand to the Purchasers, an amount equal to:

5.5.1

all losses which either of the Purchasers or any member of the Group suffers or incurs arising out of a claim the basis of which relates to the loss or destruction of (or non-recording in) Expamet Fencing Limited’s  statutory books for the period prior to January 2004;

5.5.2

all professional costs payable by or invoiced to any member of the Group relating to the Reorganisation, the marketing, preparation and/or negotiation of the transaction the subject of this Agreement or relating to the negotiation with any other prospective purchaser of shares in any member of the Group (for the avoidance of doubt, save where any such professional is engaged directly by the Purchasers);

5.5.3

the liability of any member of the Group to pay any management, consultancy, services or other similar fee to any member of the Seller’s Group;

5.5.4

the liability of any member of the Group to pay to any employee of any member of the Group or to any other person any retention or bonus or incentive payment related to or dependent upon the completion of the transaction the subject of this Agreement, together with any employers’ National Insurance Contributions or tax thereon; and

5.5.5

any Indebtedness of any member of the Group which is incurred prior to Completion and which is outstanding at the close of business on the day which is prior to the date of Completion (save to the extent that such Indebtedness is taken into account pursuant to clause 3).

(clauses 5.5.1 – 5.5.5 inclusive being the “Indemnities”).

6.

Purchasers Warranties

6.1

The Purchasers warrant to the Seller that:

6.1.1

each and the Guarantor are corporations duly incorporated, validly existing and in good standing under the laws of their respective countries of incorporation, with full power and authority and all necessary authorisations to enter into and perform their obligations contemplated by the Transaction Documents;

6.1.2

the Transaction Documents constitute valid and binding obligations on it and the Guarantor and are enforceable against each of the Purchasers and the Guarantor in accordance with their terms; and

6.1.3

the execution, delivery and completion of the Transaction Documents and the performance of their terms will not contravene the memorandum and articles of association or their equivalent of each of the Purchasers or the Guarantor.

6.2

Each of the Purchasers confirms and acknowledges to the Seller that save as Disclosed, it is not aware of any fact, matter or thing which constitutes a breach of Warranties or gives rise to a claim under this Agreement or the Tax Deed and for these purposes each of the Purchasers shall be deemed to have knowledge of those facts matters or things of which the following persons are actually aware:

(a)

David Kay;

(b)

Brian Lipke; and

(c)

Henning Kornbrekke.

7.

Post Completion Covenants

7.1

Covenants by the Seller

As further consideration for the Purchasers agreeing to purchase the Shares on the terms contained in this Agreement and with the intent of assuring to the Purchasers the full benefit and value of the goodwill of the Group, the Seller undertakes to each of the Purchasers that it shall not and shall procure that no member of the Seller’s Group shall directly or indirectly:

7.1.1

until 2 years after Completion, carry on or be employed, engaged, concerned or interested within the Territory in a Restricted Business;

7.1.2

until 2 years after Completion, canvass, solicit or approach or cause to be canvassed, solicited or approached the custom of any person who at any time during the 12 months preceding Completion shall have been a substantial client or customer of any Group Company with the intention of obtaining custom from such person in relation to a Restricted Business;

7.1.3

until 2 years after Completion, offer employment to or offer to conclude any contract of service with any Senior Employee provided always that this sub-clause 7.1.3 shall only apply in relation to persons who were so employed at Completion and who were still so employed at the time of the relevant breach of this sub-clause 7.1.3;

7.1.4

for so long as the Expamet TM Licence is in force, use as a trade or business name or mark or carry on a business under the title, “Expamet Security Products”, “Expamet Fencing”, “Sorst Streckmetall”, “Expamet Polska”, “The Expanded Metal Company” or any similar name or mark deliberately calculated to resemble such title in each case whether on the Seller’s or Seller’s Groups own behalf or with or on behalf of any person except in accordance with a prior waiver given by each of the Purchasers.  Each undertaking contained in this sub-clause 7.1 shall be read and construed independently of the other undertakings and as an entirely separate and severable undertaking.

7.2

Provisos to covenants

Nothing in clause 7.1 shall prohibit any member of the Seller’s Group from:

7.2.1

holding not more than five per cent of any class of the issued share or loan capital of any company quoted on a recognised stock exchange (as defined in section 841 TA 88);

7.2.2

advertising generally for staff;

7.2.3

employing any person whose employment with the Group or the Purchasers’ Group is terminated at any time after Completion;

7.2.4

using the mark, name or title “Expamet” in any context whatsoever, save as restricted in relation to the use of the titles as set out in sub-clause 7.1.4 and the Expamet TM Licence;

7.2.5

acquiring a company or business, or a group of companies and/or businesses (a “Target”) where the Restricted Business element of such Target represents no more than 10% of the overall turnover of the Target; or

7.2.6

carrying on its business as it is currently operated as at the date of this Agreement, including but not limited to the business of producing and selling the Permitted Product Range.

7.3

Severability of covenants

Whilst the undertakings in sub-clause 7.1 (Covenants) are considered by the Parties to be reasonable in all the circumstances, if any one or more should for any reason be held to be invalid, but would have been held to be valid if part of the wording were deleted, the undertakings shall apply with the minimum modifications necessary to make them valid and effective.

8.

Third party rights

Nothing in this Agreement is intended to confer on any person any right to enforce any term of this Agreement which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999.

9.

Further assurance

9.1

Each of the Parties shall from time to time on being required to do so by the other, as soon as practicable following written request and at the sole cost and expense of the requesting Party do or procure the doing of all such acts and/or execute or procure the execution of all such documents as are necessary so as to give full effect to the sale of the Shares and the Guarantor shall do the same as regards any request by the Seller or EIL as regards the Guarantor’s obligations under clause 20.

9.2

The Purchasers shall provide, and procure that each member of the Purchasers’ Group (as appropriate) shall provide to the Seller (as soon as reasonably practicable following written request by the Seller) access to information, records and relevant personnel (on the basis that the demands on the time of Group personnel will not be onerous) of the Group during normal business hours on a Business Day as is reasonably necessary so as to permit the proper production of statutory accounts for EBP and consolidated statutory accounts of the Seller in each case for the financial year ending 31 December 2006.

9.3

Except as otherwise specifically agreed between the Parties, for a period of 18 months starting on the date of Completion the Seller shall from time to time on being required to do so by either of the Purchasers, as soon as reasonably practicable following written request and at the sole cost and expense of the Seller do or procure the doing of all such acts and execute or procure the execution of all such documents as are reasonably necessary to ensure that:

9.3.1

all rights, title and interest in and to all of the Intellectual Property Rights referred to at Schedule 3 to this Agreement, together with all other Intellectual Property Rights in either case which rights are owned, or which the Parties have agreed should be owned (which for the avoidance of doubt includes those items listed in Schedule 3), by either EMCO, or Sorst, or any other Group Company, as the case may be, are assigned to and vest wholly and exclusively in EMCO, or Sorst, or the relevant Group Company, as appropriate; and

9.3.2

in respect of any registered Intellectual Property Rights included as part of such rights, all relevant registers where details of such Intellectual Property Rights are recorded accurately reflect the correct details of ownership of any such registered Intellectual Property Rights, to the extent, if any, that such rights do not already so vest in EMCO, or Sorst, or the relevant Group Company, as the case may be, or the relevant registers are incorrect, provided always that the benefit of EMCO’s or Sorst’s business (as the case may be) in carrying out such actions is proportionate to the cost and expense that would be incurred pursuant to this sub-clause 9.3 in relation thereto.

9.4

Except as otherwise specifically agreed between the Parties, for a period of 18 months starting on the date of Completion the Seller shall from time to time on being required to do so by either of the Purchasers, as soon as reasonably practicable following written request and at the sole cost and expense of the Seller do or procure the doing of all such acts and execute or procure the execution of all such documents as are reasonably necessary to ensure that all IT Systems (other than shrink wrap licences) which are necessary to carry on the Group's business as it is carried on at the date of this Agreement are or shall be either owned by or validly licensed to the Group for use for such purposes to the extent, if any, that any such IT Systems are not so owned or licensed to the Group provided always that the benefit to EMCO’s or Sorst’s business (as the case may be) in carrying out such actions is proportionate to the cost and expense that would be incurred pursuant to this sub-clause 9.4 in relation thereto.

10.

Confidentiality; announcements

10.1

Prohibition on disclosure

Each of the Parties undertakes to keep confidential (except as expressly provided in this Agreement) at all times after the date of this Agreement, and not directly or indirectly reveal, report, publish, disclose or transfer or use for that Party’s own or any other purposes, any confidential information received or obtained as a result of entering into or performing, or supplied by or on behalf of any other Party in the negotiations leading to, this Agreement and which relates to the negotiations relating to this Agreement, the subject matter and/or provisions of this Agreement or any other Party.

10.2

Permitted disclosures

The prohibition in sub-clause 10.1 (Prohibition on disclosure) does not apply if:

10.2.1

the information was in the public domain before it was furnished to the relevant Party or, after it was furnished to that Party, entered the public domain otherwise than as a result of (i) a breach by that Party of this clause or (ii) a breach of a confidentiality obligation by the discloser, where the breach was known to that Party;

10.2.2

disclosure is necessary in order:

(a)

to comply with applicable statutory and/or regulatory requirements; or

(b)

to obtain tax or other clearances or consents from the Inland Revenue or other relevant Taxation Authority;

10.2.3

disclosure is made to such of the Party’s employees, directors, agents, consultants and professional advisers as are involved in the transactions contemplated by this Agreement and is restricted to matters necessary for the proper performance of their duties or services in relation to those transactions provided that any such information disclosable pursuant to sub-clause 10.2.2 shall be disclosed only to the extent required by applicable statutory or regulatory requirements and (unless such consultation is prohibited by statutory or regulatory requirements) only after consultation with the Purchaser or the Seller (as the case may be).

10.3

Announcements

No Party shall make any formal press release or other public announcement in connection with any of the transactions contemplated by this Agreement except an announcement in the agreed form or in any other form agreed by the Purchasers and the Seller or any announcement required by any applicable regulatory requirements (provided that, unless such consultation is prohibited by regulatory requirements, it is made only after consultation with the Purchasers or the Seller (as the case may be)).

11.

Assignment

11.1

No assignment without consent

No Party may assign, transfer, charge or deal in any way with the benefit of, or any of its rights under or interest in, this Agreement sub-contract any or all of its obligations under this Agreement or do any such thing in relation to any document or arrangement expressed to be supplemental to this Agreement or which this Agreement expressly preserves or requires to be executed, except in accordance with a prior waiver given by the other Parties save that all or any of either of the Purchasers’ benefits, rights or interests referred to herein may be assigned by the relevant Purchaser to any member of the Purchasers’ Group (or by such member to another member of the Purchasers’ Group) provided that if such assignee company leaves the Purchasers’ Group the relevant Purchaser shall procure that such rights are assigned to another member of the Purchasers’ Group.

11.2

Successors in title

This Agreement shall be binding upon and enure for the benefit of the personal representatives and permitted assigns and successors in title of each of the Parties and references to the Parties shall be construed accordingly.

12.

Waiver; variation; invalidity

12.1

No waiver by omission, delay or partial exercise

No right, power or remedy provided by law or under this Agreement shall be waived, impaired or precluded by any delay or omission to exercise it, any single or partial exercise of it on an earlier occasion or any delay or omission to exercise, or single or partial exercise, of any other such right, power or remedy.

12.2

Waivers and variations to be in writing

Any waiver of any right, power or remedy under this Agreement must be in writing, and no variation to this Agreement shall be of any effect unless it is agreed in writing and signed by or on behalf of each Party.

12.3

Invalidity

Each of the provisions of this Agreement is severable.  If any such provision is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair the legality, validity or enforceability in that jurisdiction of the other provisions of this Agreement, or of that or any other provisions of this Agreement in any other jurisdiction; and (subject to sub-clause 7.3 (Severability of covenants)) the Parties will use reasonable endeavours to negotiate in good faith with a view to replacing it with one or more provisions satisfactory to any relevant competent authority but differing from the replaced provision as little as possible.

13.

Costs and expenses

13.1

Payment of costs

13.1.1

Except as otherwise stated in this Agreement, each Party shall bear its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and all other agreements forming part of the transactions contemplated by this Agreement.

13.1.2

All stamp, transfer and registration taxes, duties and charges and all (if any) notarial fees payable in relation to the transactions contemplated by this Agreement shall be payable by the Purchasers.

13.2

Group Companies to pay no costs

For the avoidance of doubt, no Group Company shall pay any legal or other professional charges and expenses in connection with any investigation of the affairs of the Group or the negotiation, preparation, execution and carrying into effect of this Agreement.

14.

Entire agreement and financial promotion

14.1

This Agreement

In this clause, references to this Agreement include the Disclosure Documents and all other written agreements and arrangements between the Parties which are expressed to be supplemental to this Agreement or which this Agreement expressly preserves or requires to be executed.

14.2

Entire agreement

This Agreement constitutes the whole and only agreement and understanding between the Parties in relation to its subject matter.  Subject to sub-clause 14.5 (Fraud):

14.2.1

all previous drafts, agreements, understandings, undertakings, representations, warranties, promises and arrangements of any nature whatsoever between the Parties with any bearing on the subject matter of this Agreement are superseded and extinguished; and

14.2.2

all rights and liabilities arising by reason of them, whether accrued or not at the date of this Agreement, are cancelled to the extent that they have such a bearing.

14.3

Financial Promotion

Each Party acknowledges to the other, after due and careful consideration, that:

14.3.1

it is not entering into this Agreement in consequence of or in reliance on any unlawful communication (as defined in section 30(1) of the Financial Services and Markets Act 2000) made by the other or such other Party’s professional advisers;

14.3.2

except as expressly provided in this Agreement, it is entering into this Agreement solely in reliance on its own commercial assessment and advice from its own professional advisers; and

14.3.3

the other is entering into this Agreement in reliance on the acknowledgements given in this sub-clause.

14.4

Other remedies

This Agreement sets out the remedies available to the Parties and how they may be pursued. Except as provided in sub-clause 14.5 (Fraud), other substantive (as opposed to procedural) rights, powers or remedies (express or implied) which would otherwise be available in connection with this Agreement as a matter of common law, statute, custom or otherwise, including actions brought in negligence and/or nuisance, are excluded and waived to the fullest possible extent in relation to the Parties and their respective officers, employees and agents.

14.5

Fraud

Nothing in this Agreement shall be read or construed as excluding any liability or remedy in respect of fraud.

15.

Counterparts

This Agreement may be executed in any number of counterparts and by the Parties on different counterparts.  Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same Agreement.

16.

Time of the essence

Time shall be of the essence of this Agreement as regards any time, date or period mentioned in it. If any such time, date or period (or variation of any of them) is varied, such varied time, date or period shall be of the essence.

17.

Notices

17.1

Form of notices

Any communication to be given in connection with the matters contemplated by this Agreement shall be in writing and shall either be delivered by hand or sent by first class pre-paid post.  Delivery by courier shall be regarded as delivery by hand.

17.2

Address

Such communication shall be sent to the registered office for the time being of the relevant Party, marked for the attention of the board of directors and in addition to which any communication to the Purchasers or the Guarantor should be copied and sent as follows:

To:

Gibraltar Industries, Inc., 3556 Lake Shore Road, PO Box 2028, Buffalo NY 14219 – 0228 (attention: David Kay) with a copy by email to (dkay@gibraltar1.com); and

McDermott Will & Emery LLP,  340 Madison Avenue, 16th Floor, New York, NY 10017 (attention: Jeffrey Rothschild), with a copy by e-mail to Jeffrey Rothschild (jrothschild@mwe.com).

17.3

Deemed time of service

A communication shall be deemed to have been served:

17.3.1

if delivered by hand at the address referred to in sub-clause 17.2 (Address) at the time of delivery; and

17.3.2

if sent by first class pre-paid post to the address referred to in that sub-clause, at the expiration of two clear days after the time of posting

If a communication would otherwise be deemed to have been delivered outside normal business hours (being 9:30 a.m. to 5:30 p.m. GMT on a Business Day) under the preceding provisions of this clause, it shall be deemed to have been delivered at the next opening of such normal business hours.

17.4

Proof of service

In proving service of the communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and posted as a first class pre-paid letter.

17.5

Non-applicability to Proceedings

For the avoidance of doubt, the Parties agree that the provisions of this clause shall not apply in relation to the service of any writ claim form, application notice, order, judgment or other document relating to or in connection with any Proceedings.

18.

Service of process

18.1

Appointment

The German Purchaser and Guarantor irrevocably agree that any writ, summons, claim form, order, judgment, application notice or other process issued out of the courts of England and Wales in connection with any Proceedings (a “Service Document”) may be sufficiently and effectively served on either of them by service on McDermott Will & Emery UK LLP, if no replacement agent has been appointed and notified to the Seller and EIL pursuant to sub-clause 18.4, or on the replacement agent if one has been appointed and notified (in writing) to the Seller.

18.2

Agent’s address

Any Service Document served pursuant to this clause shall be marked for the attention of:

18.2.1

McDermott Will & Emery UK LLP at 7 Bishopsgate, London EC2N 3AR or such other address in England and Wales of McDermott Will & Emery UK LLP as may be notified (in writing) to the Seller and EIL by the Guarantor; or

18.2.2

such other person as is appointed as agent for service pursuant to clause 18.4 at the address notified pursuant thereto.

18.3

Method of service

Any Service Document addressed in accordance with clause 18.1 shall be deemed to have been duly served if left at the specified address, when it is left; or, if sent by first class post or email, two clear Business Days after the date of posting.

18.4

Replacement agent

If the agent referred to in sub-clause 18.1 (or any replacement agent appointed pursuant to this sub-clause) at any time ceases for any reason (including its dissolution) to act as the German Purchaser’s and/or the Guarantor’s agent for service, the German Purchaser and/or the Guarantor shall as soon as reasonably practicable and irrevocably appoint another person with an address for service in England and Wales to be its/their agent for service on the terms of this clause and promptly notify the Seller and EIL of the replacement’s name and address (in writing). Failing such appointment and notification, Service Documents may be sufficiently and effectively served by service on the last known address in England and Wales of the last known process agent(s) for the German Purchaser and the Guarantor notified to the Seller or EIL, even if that process agent is no longer found there or has ceased to act.

18.5

Copies to Guarantor

A copy of any Service Document served on an agent pursuant to this clause shall be sent by post or by email to the German Company and the Guarantor at their address for the time being for the service of notices and other communications under clause 17 (Notices), but no failure or delay in so doing shall prejudice the effectiveness of service of the Service Document.

19.

Governing law and jurisdiction

19.1

English law

This Agreement shall be governed by and construed in accordance with English law.

19.2

Courts of England and Wales

The Parties irrevocably agree that, for the exclusive benefit of the Purchaser, the courts of England shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any Proceedings may be brought in such courts.

20.

Guarantee regarding Underlease

20.1

The Guarantor undertakes to the Seller and EIL that it will use all reasonable endeavours (including the granting of alternative or replacement security by the Guarantor) to procure the release as soon as practicable after Completion and, in any event, within six months thereof of EIL from the guarantee which it has given in respect of the liabilities and obligations of Expamet UK Limited pursuant to the lease dated 5 July 1989 and made between Expamet UK Limited and Aubrey Weis insofar as such guarantee relates to the part of the relevant premises the subject of the sub-lease dated 26 October 2006 and made between Expamet UK Limited and EMCO (the “International Guarantee”).  Pending such release, the Guarantor shall indemnify and hold harmless EIL from all liabilities, costs or expenses which may arise out of or in connection with the International Guarantee (including without limitation all losses, liabilities and costs incurred as a result of defending or settling any claim alleging any such liability).

20.2

The Parties agree and acknowledge that the Seller and EIL have entered into this Agreement in reliance on the Guarantor’s undertakings and obligations set out in clause 20.1 and have been induced to enter into this Agreement as a result thereof.

21.

Camfil Claim

21.1

The Seller covenants with the German Purchaser that it will pay on demand to the German Purchaser an amount equal to all the costs, expenses and losses incurred by Sorst arising directly or (subject to clause 21.4 below) indirectly pursuant to the claim against Sorst received from Camfil KG in respect of costs resulting from damaged coating to expanded metal supplied by Sorst to Camfil KG between September 2005 and January 2006 (the “Camfil Claim”).

21.2

Subject to the performance of the Seller’s covenant in clause 21.1 above, the German Purchaser undertakes to the Seller that:

21.2.1

it will allow the Seller sole conduct of any negotiations, claims, actions or proceedings (including, without limitation, claims under any applicable insurance policy, or claims against any third party) relating to or arising out of the Camfil Claim (in the name of and on behalf of Sorst or any other relevant member of the Purchasers’ Group from time to time to the extent necessary) and for this purpose the Seller shall be entitled to defend, contest or otherwise pursue or protect against (as the case may be) such with legal and other professional advisers of its own choice (it being agreed that any professional advisers engaged henceforth shall be engaged by the Seller directly);

21.2.2

it will use its reasonable endeavours to preserve in existence and in its possession, custody or control and keep confidential all documents and information in whatever form (including without limitation, computer disks and back-up tapes) that are in its possession, custody or control (or in the possession, custody or control of any member of the Purchasers’ Group from time to time) and which relate directly to the Camfil Claim;

21.2.3

it will procure that the Seller and its agents and professional advisers are given access on written request at all reasonable times and on reasonable written notice during normal business hours to all documents, records and information which are relevant to the Camfil Claim and will procure that the Seller and its agents and professional advisers are permitted on reasonable written notice to take and remove copies of the same (at the Seller’s cost);

21.2.4

subject to the Seller paying to the German Purchaser a reasonable commercial rate (based on applicable salaries) for such assistance (supported by reasonably detailed timesheets), it will permit the Seller and its agents and professional advisers to interview, and take statements from, any employee of any company in the Purchasers’ Group from time to time who may have information relevant to the Camfil Claim and will permit any such employee to attend court, swear affidavits or witness statements or the equivalent to the extent required in dealing with or defending the Camfil Claim;

21.2.5

it will not:

(a)

make any admission of liability or waive any right of the German Purchaser or any member of the Purchasers’ Group from time to time relating to the Camfil Claim; or

(b)

make any disclosure or statement to any third party in relation to the Camfil Claim, and in each case without the prior written consent of the Seller (and the German Purchaser shall procure that all members of the Purchasers’ Group from time to time comply with this sub-clause as if party hereto);

21.2.6

subject to the Seller paying the German Purchaser a reasonable commercial rate for such assistance, the German Purchaser will promptly provide such other assistance to the Seller in connection with the Camfil Claim as may be reasonable.

21.3

As soon as reasonably practicable after receipt thereof, the German Purchaser shall (and shall procure that all members of the Purchasers’ Group from time to time shall) pass on to the Seller any information of which it becomes aware that is material to the Camfil Claim.

21.4

The covenant contained in clause 21.1 shall in no circumstances cover any loss of profit or loss of business suffered or incurred.

21.5

The Seller will preserve in existence and in its possession, custody or control and keep confidential all documents and information in whatever form (including without limitation, computer disks and back-up tapes) that are in its possession, custody or control (or in the possession, custody or control of any member of the Seller’s Group from time to time) relating to the Camfil Claim and shall, upon settlement or otherwise satisfaction of such claim either return to the German Purchaser or destroy such information save for information required for auditing purposes.

21.6

If the Seller shall be in breach of its covenant in clause 21.1 or does not expeditiously defend the Camfil Claim (or, in circumstances where the insurers have conduct of the Camfil Claim, the Seller does not use reasonable endeavours to ensure that the insurers expeditiously defend the Camfil Claim) , the German Purchaser shall be entitled (provided that it gives reasonable notice to the Seller and provides to the Seller a reasonable opportunity to remedy the breach in question) to assume conduct of such claim from the Seller without prejudice to the German Purchaser’s right of reimbursement under clause 21.1 hereof.

AS WITNESS the hands of the Parties or their duly authorised representatives on the date first appearing at the head of this Agreement.

Schedule 1

Details of the Group

Part 1
The English Company

Name:	THE EXPANDED METAL COMPANY LIMITED
Number:	05634441
Date of incorporation:	24 November 2005
Registered office:	PO Box 14, Longhill Industrial Estate North, Hartlepool, County Durham, TS25 1PR
Share capital: - authorised:	£25,000
- issued:	£1
Shareholder:
- name:	Clifton House Acquisition Limited
- Shares held	1
Directors	Stephen Shears Alan Maynard John Bland Charlton

Secretary:	John Bland Charlton

Charges:	Guarantee and debenture created on 31 March 2006, and granted to The Bank of Scotland.

The German Company

Name:	SORST STRECKMETALL GMBH
Number:	HRB 56774
Date of incorporation:	2 February 1998
Registered office:	Wohlenbergstrasse 11 Hannover D-30179 Germany

Registered Share Capital:	EUR130,000
Shareholder:	Expamet International Limited
Director:	Johannes Paul Sälinger
Charges:	None

(21894223.04)

LND99 427290-2.076876.0011

Part 2

The Subsidiaries

Name:	EXPAMET POLSKA SP. Z O.O.
KRS number:	0000010333
Date of incorporation:	27 April 2001
Registered office:	Ul. Wodociągowa 1 66-500 Strzelce Krajeńskie Poland

Share capital:	PLN 126,000
Shareholder:
- name:	The Expanded Metal Company Limited
- Shares held	126
Members of Board of Directors	Iwona Jolanta Kurkowska Kevin John Wates John Bland Charlton

Name:	EXPAMET FENCING LIMITED
Number:	04549115
Date of incorporation:	30 September 2002
Registered office:	Clifton House 83/89 Uxbridge Road Ealing London W5 5TA

Share capital: - authorised:	£1,000
- issued:	£1
Shareholders:
- name:	The Expanded Metal Company Limited
- Shares held	1 share
Directors	Alan Maynard John Bland Charlton Stephen Shears

Secretary:	Alan Maynard
Charges:	None

Schedule 2

Properties

(1) Property	(2) Date	(3) Term	(4) Parties	(5) Current Rent
The Expanded Metal Site, Greatham Street, Hartlepool (forming part of registered title CE52179)	26 October 2006	To expire 1 July 2014	(1) Expamet UK Limited (2) The Expanded Metal Company Limited (formerly Expamet Industrial Limited)	£332,545.50 per annum
Wohlenbergstrasse 11, 30179 Hannover	1 June 1998	5 years (initial term) extended by a further 5 years	(1) Ernst Neukisch (2) Sorst Streckmetall GmbH	€18,918 per month
Poznań Obornicka 263, (real estate register no. P/01 P/00081148/1 in the regional court in Poznań)	1 November 2005	Indefinite (terminable on 3 months notice)	(1) ELKABEL (2) Expamet Polska sp. z o.o.	PLN 4,500 per month

Schedule 3

Intellectual Property

Part 1
Registered IP

EMCO Registered Trade Marks

Trade Mark	Jurisdiction	Registration number	Classes
GRILLA	CTM	4382149	12
ALLEYGATOR	Ireland	223525	6
ALLEYGATOR	UK	2242143	6
SECURILATH	UK	2237657	6
EXVOID and ExVoid	UK	2386205	6
EXPANDED METAL	UK	275223	6, 7, 8, 9, 10, 11, 12, 14, 16, 17, 18, 20, 21, 25, 26, 28, 34

EMCO Registered Designs

Description	Jurisdiction	Registration number
A Grille	UK	1042727

Sorst Patent Applications

Description	Application number
Streckgittermaschine	DE 10 2004 04 35 83.9. WO2006/026972
Streckgittermaschine und ein Verfahren zum Herstellen eines Streckgitters	DE 10 2005 00 20 17.8. WO2006/074652

Internet Domain Names

expandedmetalcompany.co.uk

expametmesh.co.uk

expandedmetalcompany.com

architectsmesh.co.uk

exvoid.org.uk

architechtsmesh.com

securilath.co.uk

squaremesh.co.uk

exvoid.com

exvoid.co.uk

heavydutymesh.co.uk

expandedmetal.info

experf.co.uk

filterpanels.co.uk

dramex.co.uk

alleygator.co.uk

expandedmetalfencing.com

perforatedmesh.co.uk

alleygator.org.uk

alleygator.net

alleygate.com

stockmesh.com

alleygate.net

alleygate.co.uk

expandedmetalfencing.co.uk

expametfencingsystems.co.uk

alleygate.org.uk

expametfencingsystems.com

expametsecurityproducts.co.uk

expametsecurityproducts.com

Part 2
Material Unregistered Trade Marks

Emco Unregistered Trade Marks

Fixafence

Hy Security

Experf

Stranton

Electra

Fastrack

Diamond System

Channel

Primary

Sorst Unregistered Trade Marks

Experf

Filtafoil

Jet Blast

Schedule 4

Completion Obligations

1.

Seller’s Completion obligations

The Seller will be obliged to deliver to the relevant Purchaser (or otherwise make available to the satisfaction of the relevant Purchaser):

(a)

transfers of the English Share and the German Shares duly executed (respectively) by the registered holders in favour of the relevant Purchaser or its nominee(s) together with the relevant share certificates in the names of such registered holders;

(b)

a counterpart of the German Share Transfer Agreement duly executed by EIL;

(c)

certificates in respect of all issued shares in the capital of each of the Subsidiaries and duly executed transfers of all shares in any Subsidiary held by any person other than a Group Company in favour of such persons as the relevant Purchaser shall direct;

(d)

the statutory registers (written up to the time immediately prior to Completion), the common seal (if any), the certificate of incorporation and (if applicable) any certificate of incorporation on change of name, of each Group Company;

(e)

the documents of title to the Properties and the Registered IP;

(f)

the Tax Deed duly executed as a deed by or on behalf of the Seller;

(g)

all charges, mortgages, debentures and guarantees to which any Group Company is a party together with duly sealed discharges and (where applicable) forms No. 403a duly sworn and completed in respect of them and any covenants in connection with them;

(h)

the written resignations in the agreed form of Alan Maynard as director of the English Company and as director and secretary of Expamet Fencing Limited, such resignations to take effect from Completion; and

(i)

the written resignation of the auditors of each Group Company in the agreed form to take effect from Completion containing the statements referred to in section 394(1) CA 85 that they consider there are no such circumstances as are mentioned in that section and to cause a board meeting of each UK Group Company to be held at which:

(i)

in the case of the English Company only, the transfer of the English Share will be approved for registration (subject to their being duly stamped, which shall be at the cost of the UK Purchaser);

(ii)

all resignations provided for above will be tendered and accepted so as to take effect at the close of the meeting;

(iii)

all persons nominated by the UK Purchaser (in the case of directors, subject to any maximum number imposed by the relevant articles of association) will be appointed additional directors and appointed secretaries;

(iv)

all existing instructions and authorities to bankers will be revoked and will be replaced with alternative instructions, mandates and authorities in the agreed form; and

(v)

Messrs. Ernst & Young will be appointed auditors.

2.

Purchasers’ Completion obligations

The Purchasers’ obligations are to:

(a)

pay the Purchase Price by way of electronic transfer for same day value to the Seller’s Solicitors;

(b)

procure the repayment of the Assumed Intra-Group Indebtedness by any member of the Group to any member of the Seller’s Group by way of electronic transfer for same day value to the Seller’s Solicitors;

(c)

deliver to the Seller a counterpart Tax Deed and the German Share Transfer Agreement duly executed by the German Purchaser; and

(d)

deliver to the Seller a certified copy of Board minutes of the each of the Purchasers authorising the execution and completion of this Agreement and the execution of any document in the agreed form to which each is a party.

Schedule 5

Warranties

Part 1
General

(Under sub-clause 1.13, references to the Company shall be deemed to refer to each Group Company in turn.)

1.

Power to contract

The Seller has full power to enter into and perform this Agreement and the Tax Deed respectively, each of which constitutes (or will when executed constitute) binding obligations on the Seller in accordance with their respective terms.

2.

The Company

2.1

Memorandum and articles of association

A copy of the memorandum and articles of association (or equivalent constitutional documents) of the Company is included in the Disclosure Documents, have attached to them copies of all resolutions and other documents required by law to be so attached and the Company has at all times carried on its business and affairs in all respects in accordance with its memorandum and articles of association (or equivalent constitutional documents as the case may be).

2.2

Statutory books

The statutory registers (or equivalent registers in the relevant jurisdiction) of the Company contain an accurate record of the matters which should be dealt with in those registers, no notice or allegation that any of them is materially incorrect has been received by the Company and, so far as the Seller is aware, there are no circumstances which might reasonably be expected to lead to any such notice or allegation being served on the Company.

2.3

Statutory returns

All returns, particulars, resolutions and other documents required to be delivered to the Registrar of Companies (or the equivalent body or authority in the relevant jurisdiction) by the Company have been so delivered.

2.4

Share capital

2.4.1

The English Share constitutes the whole of the issued share capital of the English Company and the Seller is the sole legal and beneficial owner of the English Share which share is held free from all Encumbrances.

2.4.2

The German Shares constitute the whole of the issued share capital of the German Company and EIL is the sole legal and beneficial owner of the German Shares which shares are held free from all Encumbrances.

2.4.3

There is no Encumbrance on, over or affecting any unissued shares, debentures or other securities of the Company and (so far as the Seller is aware) no person has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital of the Company.

2.4.4

There is no authorised or outstanding share appreciation, phantom share, profit participation, option scheme or similar right or plan with respect to the Company.

2.5

Solvency

For the purposes of Warranty 2.5, the terms “winding up”, “administrator”, “scheme of arrangement” and “receiver” are to be construed so as to include equivalent or analogous proceedings under the law of the jurisdiction in which a Group Company is incorporated or a jurisdiction in which the relevant Group Company carries on business including, without limitation, the seeking of liquidation, winding up, reorganisation, dissolution, administration or protection of relief from debtors.

2.5.1

The Company has not entered into any scheme of arrangement or voluntary arrangement with any of its creditors, and is not insolvent or unable to pay its debts in the ordinary course of business.

2.5.2

No order has been made, resolution of the Company passed or (so far as the Seller is aware) petition presented for the winding up of the Company.

2.5.3

No administrative or other receiver has been appointed by any person over the whole or any part of the business or assets of the Company, nor (so far as the Seller is aware) has any order been made or petition presented for the appointment of an administrator in respect of the Company.

2.6

Company details

The particulars relating to each Company in Schedule 1 are accurate and not misleading.

3.

Connected business

3.1

Subsidiaries

The shares in the Subsidiaries are in each case wholly owned by the relevant Group Company set out in Part 2 of Schedule 1 free from all Encumbrances and with all rights attaching to them and, except as set out in Part 2 of Schedule 1, the Company does not own and has not agreed to acquire or have an interest in any shares, loan capital or other securities (legally or beneficially) in any other company, firm, association, venture, legal person or entity.

3.2

Connected transactions

The Company is not and has not agreed to become a member of any partnership, joint venture, consortium or other unincorporated association other than a recognised trade association or any agreement or arrangement for sharing commissions or other income.

4.

Accounts

4.1

General

4.1.1

The German Accounts have been audited, prepared and presented in accordance with accounting practice and policies generally accepted in Germany and (subject to that) are consistent with the practice and policies adopted by the German Company during the two preceding financial years of the German Company, and comply with the requirements of applicable German accounting standards.

4.1.2

The English Accounts have been extracted from the audited accounts of EBP for the financial year ending on the Balance Sheet Date and appropriately adjusted to give a fair view of the English Company’s business on the assumption that the Reorganisation took place on the Balance Sheet Date.

4.1.3

The Polish Accounts have been prepared and presented in accordance with accounting practice and policies generally accepted in Poland and (subject to that) are consistent with the practice and policies adopted by the Polish Company during the two preceding financial years of the Polish Company, and comply with the requirements of applicable Polish accounting standards.

4.2

Management Accounts

4.2.1

The Management Accounts have been prepared in good faith and on a basis consistent with the previous monthly management accounts using the same accounting principles as those used in preparing the statutory accounts of EBP and (having regard to the purpose for which they are produced) fairly present the level of turnover, expenditure, assets and liabilities, profits and losses of the Group for the relevant period.

4.2.2

The Company has no liability or obligation which has arisen since the Balance Sheet Date of whatever nature, whether absolute, accrued, contingent or otherwise, other than liabilities or obligations arising in the ordinary course of business.

4.2.3

All Accounts Receivable are reflected in the Management Accounts and the Company’s books and records account for cash discounts and amounts not collectible and such Accounts Receivable are not subject to set-off or counterclaim or disputes and, so far as the Seller is aware, are collectible in the ordinary course of business using normal collection practices. The Accounts Receivable aging schedule as at 30 September 2006 contained in the Disclosure Documents fairly reflects the Accounts Receivable as at such date.

4.2.4

All rebates, allowances and cash and volume (or sales) discounts due to customers have been properly accrued in the Management Accounts in accordance with UK GAAP. All liabilities for compensation, pay roll, commission, bonuses and pensions (but not holiday or sick pay) have been properly accrued in the Management Accounts in accordance with UK GAAP.

4.2.5

The Management Accounts contain provision for bad or doubtful debts, obsolescent or slow moving stock and for depreciation of fixed assets, which provision or reserve was when made an appropriate provision in the context of UK GAAP.

5.

Post-Balance Sheet Date events

5.1

Since the Balance Sheet Date, the Company:

5.1.1

has carried on its business in the normal course and without any material interruption or material alteration in the nature or manner of its business;

5.1.2

has not experienced any material deterioration in its overall financial position or overall turnover and not had its business materially and adversely affected by the loss of any important source of supply;

5.1.3

save in relation to the Reorganisation, has not acquired or disposed of or agreed to acquire or dispose of any assets in excess of £50,000 except in the ordinary course of business, or assumed or incurred, or agreed to assume or incur, any material liabilities or entered into any contract of three years or longer duration or involving commitments of more than £50,000 otherwise than in the ordinary course of trading;

5.1.4

has not declared, made or paid any dividend or other distribution of capital or income;

5.1.5

has not received or been notified of any general wage claim or made or agreed to make any material change to the terms of employment of any director or employee of a Group Company whose basic salary is more than £50,000 per annum;

5.1.6

has not entered into any contract involving capital expenditure in an amount exceeding £50,000;

5.1.7

has not capitalised its reserves and has not created, allotted, issued, acquired, repaid or redeemed share or loan capital nor granted or agreed to grant any option in respect of any share or loan capital;

5.1.8

has not changed its accounting reference period;

5.1.9

has not granted any credit except trade credit given in the ordinary course of business;

5.1.10

has not (excluding debt collection in the ordinary course of business) compromised, settled, released, discharged or compounded litigation or arbitration proceedings or a liability claim, action, demand or dispute or waived a right in relation to litigation or arbitration proceedings where the value exceeds £50,000;

5.1.11

has not created, nor agreed to create or amend a mortgage, charge, option, right of pre-emption, right to acquire, assignment by way of security or other security interest of any kind however created or arising and any other agreement (including without limitation, a sale and repurchase arrangement) having similar effect over the Properties;

5.1.12

has not redeemed, repurchased, repaid or agreed, arranged or undertaken to do so, its share or loan capital;

5.1.13

has not paid a management or similar charge;

5.1.14

has not borrowed or raised any money or taken up any financial facilities or repaid any borrowing or indebtedness in advance of its stated maturity;

5.1.15

has not carried out or entered into any transaction and no other event has occurred in consequence of which (whether alone or together with any one or more transactions or events occurring before, on or after the date of this Agreement) any liability of the Company to Taxation has arisen or will arise (or would have arisen or would or might arise but for the availability of any relief, allowance, deduction or credit) other than (1) corporation tax on the actual income (not chargeable gains or deemed income) of the Company arising from transactions entered into in the ordinary course of business, (2) income tax under the PAYE system and national insurance and social security contributions in respect of persons employed by it since the Balance Sheet Date, (3) VAT in respect of taxable supplies made by it in the ordinary course of business since the Balance Sheet Date and (4) any Taxation arising in any other jurisdiction in the ordinary course of business.

6.

Transactions with the Seller’s Group

6.1

Arrangements with Seller’s Group

Save as Disclosed, there is no outstanding agreement or arrangement to which the Company is a party and to which any member of the Seller’s Group is also a party or is otherwise interested. The Company is not and has not in the past acted as guarantor or surety in relation to the obligations of any member of the Seller’s Group.

6.2

Reorganisation

6.2.1

A full set of all material transaction documents (excluding banking or financing documents) relating to the Reorganisation have been Disclosed.

6.2.2

Employees of the English Company were notified in advance that the Reorganisation, so far as it related to the English Company, was going to take place and copies of such notifications have been Disclosed.

6.2.3

All material consents and approvals required to give effect to the Reorganisation were obtained.

6.2.4

So far as the Seller is aware, EMCO owns or has use of all material assets it requires to operate its business as carried on at the date of this Agreement.

7.

Finance

7.1

Borrowings

Particulars of all Company bank accounts have been Disclosed, together with copies of all debentures, acceptance lines, overdrafts, loans or other financial facilities outstanding or available to the Company.

7.2

Money owed to the Company

7.2.1

The Seller is not aware (having made no enquiry of any debtor) of any material issues that would cause any debts owed to the Company as at the last Business Day before Completion not to be collectable in the ordinary course of business.

7.2.2

Particulars of all money lent or agreed to be lent (other than normal trade credit) by the Company and which has not been repaid have been Disclosed, and copies of all documentation relating to such arrangements are contained in the Disclosure Documents.

7.3

Guarantees

No person other than the Company has given any guarantee of or security for any overdraft, loan or loan facility granted to the Company.

8.

Environment

8.1

The Company is complying in all material respects in carrying on the Company’s business with all applicable HSE Law and the relevant owner of the Company’s business so complied in the last 4 years. So far as the Seller is aware, the Company can so comply in the next 3 months on the basis that the business of the Company is carried on in the same manner and at the same intensity as it was carried on at Completion.

8.2

The Company holds all HSE Permits required for its business as now carried on. The Company is complying with and has complied in all material respects with such HSE Permits.

8.3

The Company has not, and in relation to the Company’s business, the previous owner of the Company has not, received any written notification in the last two years from any regulatory authority or third party which

(a)

alleges any breach by the Company of HSE Law; or

(b)

threatens any adverse variation, adverse limitation or revocation of any HSE Permit described in paragraph 8.2 above or indicates that any HSE permit described in paragraph 8.2 above will not, where necessary, be extended or renewed.

8.4

The Seller has Disclosed all environmental reports and all health and safety reports in the possession or control of any Seller Group Company or the Company commissioned in the last three years or earlier where they reveal an outstanding actual or potential liability of the Company and which relate to any Property or the business of the Company.

8.5

The Company has not, and in relation to the Company’s business, no previous owner has, in the last three years (or earlier where there is an outstanding potential or actual liability):

(a)

been involved in any HSE Proceedings; or

(b)

received written notice threatening HSE Proceedings

so far as the Seller is aware no such HSE  Proceedings are likely to arise or are pending.

8.6

So far as the Seller is aware, none of the Properties (including the ground and groundwater underlying the Properties) are polluted or contaminated and no pollution or contamination has migrated from or is likely to migrate from any Property (including the ground and groundwater underlying it) into any other part of the Environment.

8.7

So far as the Seller is aware, no property formerly owned or occupied by the Company including the ground and groundwater underlying such former property is or has been contaminated or polluted in circumstances which are likely to result in any HSE Proceedings against or involving the Company.

8.8

A copy of the noise survey commissioned in 2006 in respect of the Hartlepool site has been Disclosed.  The Company has implemented all recommendations contained in that survey and there are no costs or works in respect of protecting workers at the Property in Hartlepool from excessive noise associated with such recommendations which remain payable or outstanding (in the case of cost) or not implemented and completed (in the case of works).

8.9

There has been made available to HSBC (as broker) and/or AIG Europe (UK) Limited, for the purpose of the Environmental Insurance Policy, all relevant information in its possession power or control relating to the Properties of the English Company and the German Company that the Seller believes is relevant to environmental insurance (the “Environmental Data”) and the Seller has not received any request from HSBC (as broker) and/or AIG Europe (UK) Limited for any additional information.

8.10

The Environmental Data is included in the Data Room Documents.

9.

Other assets

9.1

Title and possession

The Group either owns or currently has the right to use all material rights and assets necessary and sufficient for the carrying on of the business of the Group in the manner in, and to the extent to, which it is conducted at Completion and such rights and assets are free from Encumbrances (other than retention of title or encumbrances in the ordinary course of trade) or other third party rights and each of those assets capable of possession is in the possession of the Company or an employee of the Company.

9.2

Leasing etc

The Disclosure Documents contain an accurate list of all material assets owned or in the possession of the Company and held under any leasing, hire-purchase, conditional sale, deferred payment or other similar agreement. Rental payments under any leasing, hire-purchase or similar agreement to which the Company is a party have not been increased.

9.3

Raw materials and stock

The amounts of raw materials, work in progress, finished goods and packaging and promotional material held or ordered by the Company are normal for its present level of business.

9.4

Condition of stock

The Company’s stock in trade does not contain goods that are, in the reasonable opinion of the Seller, obsolete, other than in reasonable condition and incapable of being sold by the Company in the ordinary course.

9.5

Asset register

The asset register annexed to the Disclosure Letter sets out a complete record of the plant and other fixed assets of the Company as at the date of Completion.

10.

Insurance

Accurate details of all policies of insurance in which the Company had an interest immediately prior to Completion have been Disclosed (the “Company’s Insurances”). All the Company’s Insurances are in full force and effect and all premiums due to be paid on or prior to Completion on such policies have been duly paid.  So far as the Seller is aware, there are no circumstances likely to give rise to a claim under the Company’s Insurances or which might lead to any liability under such insurances being avoided by the insurers or the premiums being abnormally increased.  Except as Disclosed, there is no claim outstanding under any such policies exceeding £10,000.

11.

Product Liability

11.1

So far as the Seller is aware, the Company has not in the 12 months preceding Completion manufactured, sold or provided any product which does not in any material respect comply with all applicable laws, regulations or standards or which is defective or dangerous or not in accordance with any representation or warranty, express or implied, given in respect of it and no written notification has been received (whether by e-mail or otherwise) of the same.

11.2

The Company has not received a prohibition notice, a notice to warn or a suspension notice under the Consumer Protection Act 1987 or similar legislation in any relevant jurisdiction.

11.3

The Products supplied by the Company to date to EBP have been manufactured in accordance with their respective Manufacturing Specifications, in accordance with Good Manufacturing Practices and in accordance with the ISO 9001 and ISO 14001 standards (as they exist as at today’s date).

12.

Litigation

12.1

Litigation

12.1.1

Except as claimant in the collection of debts (not exceeding £10,000 in the aggregate) arising in the ordinary course of trading, the Company is not now engaged in any legal proceedings (including litigation, arbitration or any hearing before any tribunal or official body) which in any case are reasonably expected to result in a liability of the Company of more than £50,000.

12.1.2

So far as the Seller is aware, there is no matter or fact in existence which is likely to give rise to any such legal proceedings.

12.2

Orders and judgments

There is no order or judgment of any court, tribunal or governmental agency against the Company which has not been fully satisfied or discharged.

13.

Licences

13.1.1

The Company has obtained and maintains all material licences, permissions, consents and authorisations which are required as a matter of law for the proper carrying on of its business at Completion.

13.1.2

There is no reason why any of such licences, permissions, consents and authorisations are likely to be revoked or not be renewed in the ordinary course of business.

14.

Trading

14.1

Consequence of acquisition of Shares by Purchasers

Except as Disclosed, the sale of the Shares under this Agreement will not:

14.1.1

entitle any person to terminate any Material Contract (as defined below) or material arrangement with the Company;

14.1.2

result in the breach by the Company of any of the terms, conditions or provisions of any material agreement or material instrument to which it is now a party;

14.1.3

result in any present or future indebtedness of the Company becoming due and payable or capable of being declared due and payable prior to its stated maturity;

14.1.4

entitle any director or senior employee of the Company to leave employment; or

14.1.5

entitle any person to receive from the Company any finder’s fee, brokerage or other commission.

15.

Contracts

15.1

Material contracts

The copies of contracts contained in the Disclosure Documents are true and complete copies of all material contracts with a value (in any one case) of more than £100,000 to which the Company is a party (the “Material Contracts”) and the Company is not a party to or subject to any such Material Contract which:

15.1.1

is incapable of performance by the Company or, so far as the Seller is aware, by the other party thereto, in accordance with its terms after the date on which it was entered into or undertaken;

15.1.2

relates to the supply of goods and/or services to customers and is known by the Seller to be likely to result in a loss to the Company on completion of performance;

15.1.3

(where there is such an obligation on the Company) cannot be fulfilled by the Company in the time prescribed in the relevant contract or requires expenditure (in addition to expenditure Disclosed) which exceeds 10 per cent of the value of the relevant contract in order to fulfil its obligations thereunder;

15.1.4

involves or is likely to involve capital expenditure in excess of £50,000 of an unusual or exceptional nature not in the ordinary course of business;

15.1.5

involves or is likely to involve the supply of goods by or to the Company the aggregate sales value of which will represent in excess of 5 per cent of the turnover of the Company for the year;

15.1.6

requires the Company to pay any commission, finder’s fee, royalty or the like; or

15.1.7

is otherwise than in the ordinary course of the Company’s business.

No Material Contract contains any “change of control” provision which would be triggered as a result of the consummation of the transaction contemplated hereby.

15.2

Performance of contracts

15.2.1

The terms of all Material Contracts of the Company have been complied with by the Company in all material respects and, so far as the Seller is aware, by the other parties to the contracts in all material respects and there are no circumstances likely to give rise to a default by the Company or so far as the Seller is aware by the other parties under any such contract.

15.2.2

(a)

No written notice has been received by the Company (whether by e-mail or otherwise) of any outstanding claims, separately or in the aggregate, of material amounts, against the Company on the part of customers, suppliers or other parties in respect of payment or defects in quality or delays in delivery or completion of contracts or deficiencies in design or performance or otherwise relating to liability for goods sold or supplied by the Company or payment by the Company;

(b)

no such claims are anticipated or, so far as the Seller is aware, threatened; and

(c)

so far as the Seller is aware, there is no matter or fact in existence in relation to goods currently sold or supplied by or to the Company which is likely to give rise to the same.

15.3

Agency and distribution agreements

Except as Disclosed, the Company is not a party to any subsisting agency or distributorship agreement which is material in the context of the Company’s business as a whole.

15.4

Tenders

No offer, tender or the like is outstanding exceeding £100,000 in value which is capable of being converted into an obligation by the Company by an acceptance or other act of some other person.

15.5

Trade warranties

Other than such warranties implied by law or contained in the Company’s standard terms and conditions of supply or in the terms of supply for the relevant customer (as Disclosed including in the Material Contracts) no warranty or guarantee has been given by the Company to any customer in relation to goods supplied by the Company to such customer.

16.

Employees

16.1

Particulars of employees and employment contracts

16.1.1

The Disclosure Documents incorporate a schedule of all employees of the Company containing details of their dates of birth, the date on which they commenced continuous employment with the Company and all remuneration and other material benefits provided or which the Company is bound to provide to each such person whether under contract or otherwise (including profit sharing, incentive, bonus and share option arrangements to which the Company is a party) and such schedule is true, accurate and complete in all material respects.

16.1.2

The Disclosure Documents contain complete copies of all standard terms of employment upon which employees of the Company are employed, all staff handbooks and all other documents containing the terms of all material non-cash benefits (including bonus schemes, incentive, commission and profit sharing arrangements, whether contractual or non-contractual).

16.1.3

No employees are engaged on any term or condition of employment which materially differs from the terms and conditions set out in the standard terms of employment, staff handbook and other documents regarding non-cash benefits contained in the Disclosure Documents.

16.1.4

There is no agreement or commitment by the Company with any employee to alter their terms and conditions of employment.

16.1.5

There are no employees who have been absent due to sickness or maternity leave for more than 1 month in the 12 month period ending on the date of this Agreement.

16.1.6

There are no home working, part time, job share, flexitime or flexible working arrangements or early retirement schemes applicable to any of the Company’s employees.

16.2

Notice periods

No director, employee, officer, consultant, contractor, agency worker or professional adviser of the Company is serving the Company on terms which preclude the Company from lawfully terminating his employment or engagement on not more than three months’ notice without compensation (other than statutory compensation).

16.3

Trade Unions

16.3.1

No Group Company has formally recognised a trade union, no Group Company has received an application for recognition from any trade union within the past 3 years and no Group Company is party to any agreement with any trade union in respect of its employees.

16.3.2

The Disclosure Documents contain details of any collective or other agreements or practices (whether written or not written and whether with a trade union, employee representative, staff association or any other employee body representing workers) which apply in respect of the employees and no other body representing employees is recognised by the Company for the purposes of collective bargaining.

16.3.3

All material details of all pay negotiations with any trade union which have taken place within the last two years have been disclosed in the Disclosure Documents.

16.3.4

The Company has complied with all agreements entered into with any trade union.

16.4

Litigation and Industrial disputes

16.4.1

So far as the Seller is aware, the Company is not involved in any industrial dispute with any of its employees or any trade union or staff association or other body representing employees.

16.4.2

So far as the Seller is aware, there is no person previously employed or engaged by the Company who now has or is likely to have a statutory or contractual right to return to work or to be reinstated or to be re-engaged by the Company .

16.4.3

There are no current employment, personal injury or health and safety claims against the Company in any Tribunal or Court and so far as the Seller is aware there are no circumstances such that any such claim could be brought in the near future.

16.5

Directors and Senior Employees

16.5.1

No present director or Senior Employee of the Company has given or received notice terminating his employment except as expressly contemplated under this Agreement.

16.5.2

The Company has not employed or engaged or made any offers to employ or engage any director or Senior Employee where such employment will take effect after the date of this Agreement.

16.6

Contractors

All material documents in respect of the terms and conditions upon which any outworker, consultant, contractor, agency or other self-employed person, contracted labour or agent is engaged by the Company are contained within the Disclosure Documents.

16.7

Employee benefits

16.7.1

There are no benefits payable or to which any employee or worker is entitled which are not contained in the Disclosure Documents

16.7.2

There are no amounts owing or agreed to be advanced or loaned to any present or former officers, workers or employees of the Company, other than remuneration accrued (but not yet due for payment) in respect of the calendar month in which this Agreement is executed or for reimbursement of business expenses incurred during such month and none of them is entitled to accrued but unpaid holiday pay or accrued but untaken annual leave in respect of the current or previous holiday year for the Company.

16.7.3

The Company does not operate any short time working scheme or arrangement or any redundancy or redeployment scheme or arrangement, whether formal or informal, contractual or non-contractual, which provides for payments greater than those required by statute or for notice periods greater than those set out in contracts of employment or engagement.

16.7.4

No ex-gratia payments have been made to employees in the last 2 years and there are no outstanding promises to make any such payments to employees on termination of employment.

16.7.5

No employee is entitled to a bonus payment or any other entitlement contingent upon the sale of the Shares.

16.7.6

There are no resigning employees who would become entitled to a severance payment by reason of the sale of the Shares.

16.8

TUPE and legislative compliance

There have been no transfers of undertakings where employees have transferred to the Company under the Transfer of Undertakings (Protection of Employment) Regulations 2006 (or any previous legislation).  So far as the Seller is aware, since 31 March 2006, the Company has complied with all applicable employment related legislation in all material respects and has maintained adequate and suitable personnel records in respect of its employees, directors and contractors.

17.

Pension Schemes

17.1

The Pension Schemes

Other than the Pension Schemes, the Company is not and has not been a party to any agreement or arrangement or obligation or commitment (whether funded or unfunded and whether legally binding or otherwise) for the provision of pensions, allowances, lump sums or other like benefits on retirement, death or long term ill health for the benefit of any current or former employee of the Company or their dependants, nor has the Company provided or promised to provide any ex-gratia pensions, lump sums or like benefits for any current or former employees of the Company or any of their dependants.

17.2

Particulars of Pension Schemes

Full and accurate particulars of the Pension Schemes have been Disclosed.  The particulars include a true and complete copy of the trust deed and rules, booklets and any subsequent announcements to scheme members, details of members (including contributions payable by members and employer), details of current investments, latest scheme accounts and trustee reports and a schedule of payments complying with section 87 of the Pensions Act 1995.

17.3

Approval

So far as the Seller is aware, to the extent required by law, the Pension Schemes have been registered with or approved by the appropriate tax authorities of the UK or Germany as the case may be since their commencement dates and there is no reason why such registration or approval may be withdrawn or cease to apply.

17.4

Claims

There are no claims or actions (including any complaint under any internal dispute resolution procedure or to the Pensions Ombudsman or Pensions Regulator)  in progress or pending against the Company nor, so far as the Seller is aware, against the trustees or administrators of any of the Pension Schemes, nor any person whom the Company is or may be liable to indemnify or compensate in connection with the Pension Schemes, nor are there any circumstances which may give rise to any such claims or actions, in respect of the Pension Schemes and the Company has not given any indemnity to any person in connection with any of the Pension Schemes.  There are no unresolved disputes under the Pension Schemes’ internal dispute resolution procedure.

17.5

Contributions

All contributions and expenses payable in connection with the Pension Schemes have been paid promptly and there are no contributions or expenses outstanding in relation to the Pension Schemes.

17.6

Compliance with laws

The Pension Schemes have been operated at all times in accordance with their governing documents and have complied with all applicable laws, legislative and regulatory requirements including but without limitation the requirements of the Pensions Act 1995 and the Pensions Act 2004 and there is no reason why the Pension Schemes have not been so compliant.

17.7

Discrimination

The Company and the trustees and administrator of each Pension Scheme have complied fully with all equal pay, equal entitlement, sex and other discrimination legislation including Article 141 of the Treaty of Rome and sections 62 to 66 of the Pensions Act 1995 and no part-time employee has been excluded from membership of any Pension Scheme.

17.8

Benefits

The benefits payable under each of the Pension Schemes consist exclusively of money purchase benefits as defined in section 181 of the Pension Schemes Act 1993 and no promise, assurance or undertaking has been given (whether orally or in writing and whether legally binding or not) as to the provision of retirement, death or disability benefits at a particular level.  All benefits payable under each of the Pension Schemes on death are fully insured on normal terms for persons in good health and all insurance premiums payable have been paid.

17.9

Stakeholder

The Company has at all times complied with the requirements of section 3 of the Welfare Reform and Pensions Act 1999 and any other legislation applicable to stakeholder pension schemes.

17.10

DB Scheme

17.10.1

There has never been and the Seller is not aware of any claim against the trustees or administrators of the DB Scheme, the Company or EBP in relation to the Bradstock compromise of liabilities in respect of the DB Scheme by way of a compromise agreement dated 28 October 2002 (the “Compromise”), nor is the Seller aware of any intention by any parties to make such a claim.

17.10.2

The Seller is not aware of any reason why the Compromise could successfully be challenged.

17.10.3

The trustees and administrators of the DB Scheme obtained independent professional advice from appropriate advisers (including, but without limitation, legal advice from Mayer, Brown, Rowe & Maw LLP (formerly Rowe & Maw) and Nicholas Warren QC and accountancy advice from Mazars) before entering into the Compromise.

17.10.4

All sums payable in accordance with the Compromise have been paid in accordance with the provisions of the deed of compromise dated 28 October 2002 and in any event no later than 31 January 2004.

18.

Intellectual Property Rights

18.1

Registered IP and Unregistered IP

18.1.1

Parts 1 and 2 of Schedule 3 (respectively) contain complete and accurate particulars of all Registered IP and Unregistered IP.

18.1.2

A Group Company is the registered proprietor and the sole legal and beneficial owner of all Registered IP and owns all rights, title and interest to the Registered IP and the Unregistered IP.

18.1.3

The Seller has not received any written notice or other written information nor, so far as the Seller is aware, any unwritten notice or other information, suggesting that any of the registrations and applications included within the Registered IP are subject to surrender, amendment, removal or challenge and all relevant fees in respect of the Registered IP have been paid.

18.1.4

The Group either owns or is validly licensed to use all material Intellectual Property Rights which are necessary to carry on the Group’s business as it is carried on at the date of this Agreement, and so far as the Seller is aware, the Group will continue to do so and will continue to have the right to use all such Intellectual Property Rights in the same ways and to the same extent as it does as at the date of this Agreement following the transactions contemplated by this Agreement.

18.2

Contested Ownership

The Group has not received written notice nor, so far as the Seller is aware, any unwritten notice of any claim, dispute, opposition, interference or contested ownership in respect of any Registered IP or other material Intellectual Property Rights owned and/or used by the Group and, so far as the Seller is aware, there are no circumstances likely to give rise to the service of any such notice.

18.3

Third Party Rights

18.3.1

The Disclosure Letter includes a complete and accurate list of all written and, so far as the Seller is aware, unwritten licences of material Intellectual Property Rights which have been granted to any Group Company and all written and, so far as the Seller is aware, unwritten licences of material Intellectual Property Rights which have been granted to a third party by any Group Company.  So far as the Seller is aware, no party to any of such licences is in breach of any of such licences and all of such licences are binding and in force.  No disputes have arisen or are reasonably foreseeable in connection with any of such licences and the Seller is not aware of any act or omission of any party as a result of which they might be terminated early.

18.3.2

The Group has not authorised or otherwise permitted any use whatsoever of any material Intellectual Property Rights owned and/or used by the Group, or granted to any third party any right or interest in respect of them, and no material Intellectual Property Rights owned and/or used by the Group have been charged, mortgaged, licensed in writing (or, so far as the Seller is aware, orally or by implication) or otherwise encumbered by the Group.

18.4

Infringement

18.4.1

So far as the Seller is aware, no third party is currently infringing any material Intellectual Property Rights owned and/or used by any Group Company, nor is the Seller aware of any such infringement preceding completion.

18.4.2

So far as the Seller is aware, none of the operations of the Group (including in respect of its IT Systems) infringes any Intellectual Property Rights owned and/or used by any third party.  The Seller has not received any written notice or other written information nor, so far as the Seller is aware, any unwritten notice or other information suggesting that any of the operations of the Group (including in respect of its IT Systems) infringes any Intellectual Property Rights owned and/or used by any third party.

18.5

Information Technology Systems

18.5.1

The Disclosure Letter includes a complete and accurate list of all material IT Systems and IT Licences.

18.5.2

So far as the Seller is aware no party to any of the IT Licences is in breach of any of such IT Licences and all of such IT Licences are binding and in force.  The Seller has not received written notice nor, so far as the Seller is aware, any unwritten notice of any disputes in connection with any of such IT Licences and the Seller is not aware of any act or omission of any party as a result of which they might be terminated early.

18.5.3

The Group either owns or is validly licensed to use all IT Systems which are necessary to carry on the Group’s business as it is carried on at the date of this Agreement and, so far as the Seller is aware, the Group will continue to do so and will continue to have the right to use all of such IT Systems in the same ways and to the same extent as it does as at the date of this Agreement following the transactions contemplated by this Agreement.

18.5.4

So far as the Seller is aware, no leases or licences of IT Systems which are necessary to carry on the Group’s business as it is carried on at the date of this Agreement will be terminated as a result of the transactions contemplated by this Agreement.

18.5.5

The IT Systems and data of the Group are maintained and operated by the Group and all of the material IT Systems are controlled by the Group alone.

18.5.6

The IT Systems have not failed to any material extent and, so far as the Seller is aware, the IT Systems do not contain any viruses, Trojan horses, or other similar things.

18.6

Data Protection

Each Group Company has complied and is complying with the Data Protection Act 1998 and all other applicable data protection legislation, regulations and codes of practice.  No written nor, so far as the Seller is aware, unwritten notice, allegation, complaint or claim has been received by any Group Company or the Seller alleging that any Group Company is in breach of any relevant data protection legislation.

19.

Properties

19.1

The Properties

The Properties comprise all the land and premises owned or occupied by the Company in connection with its business and all the estate, interest or right vested in the Company relating to any land or premises used in connection with its business at the date of this Agreement.

19.2

No liability

The Company has no liability (whether actual, contingent or otherwise) as tenant, assignee, guarantor, covenantor or otherwise arising from or relating to any estate, interest or right in any land other than the Properties.

19.3

Existing use

The present use of each Property is set out in the Disclosure Letter and is the permitted use for the purposes of all relevant legislation.

19.4

Occupiers

Except as Disclosed, the Company is in actual occupation of the Property on an exclusive basis and no person, other than the Company, has any right (actual or contingent) to possession, occupation or use of or interest in the Properties.

19.5

Leases

Save as disclosed, there is no lease, agreement for lease, right of possession or occupation, overriding interest, restrictive covenant, easement, financial charge or other encumbrance affecting the Properties.

19.6

Information

The information contained in Schedule 2 as to the Properties is complete and accurate in all respects.

19.7

Deeds

The Company has in its possession, or under its control, all duly stamped deeds and documents which are necessary to prove title to the Properties.

19.8

Access

The principal means of access to the Properties is over a public highway and there exist all rights necessary for the continued possession enjoyment and existing use of the Properties.

19.9

Outgoings

The Properties are not subject to the payment of any outgoings except general rates, water rates and insurance premiums and rent and service charges.

19.10

Breaches

The Company has duly and punctually performed and observed all covenants, conditions, agreements, statutory requirements, planning consents, bye-laws, orders and regulations affecting the Properties and the carrying on of the businesses at such Properties and no notice of any breach of any such matter has been received.

19.11

Complaints

The Company has not received any complaint or notice, whether from any government authority, local residents or others, regarding any part of its business activities at the Properties whether on grounds of noise, smell, pollution, environmental hazard or otherwise.

19.12

Compulsory Purchase

There are no compulsory purchase notices, orders or resolutions affecting the Properties.

19.13

Surveys

There are included in the Disclosure Documents copies of all structural surveys, site surveys, engineers’ reports, environmental reports and architects’ reports which have been received by the Company and which relate to the Properties or any structures on the Properties in the last four years.

19.14

Flooding etc

So far as the Seller is aware, the Company is not aware of any material structure defects in the Properties or any liability to subsidence or flooding nor, during the Company’s ownership or to the Company’s knowledge, have any measures been taken to remedy any such defects nor has any flooding nor material subsidence occurred.

20.

Competition and anti-trust

20.1

The Company is not party to any agreement, arrangement or concerted practice or is carrying on a practice which in whole or in part contravenes or is invalidated by any anti-trust, fair trading, consumer protection or similar legislation in any relevant jurisdiction or in respect of which any filing, registration or notification is required or is advisable pursuant to such legislation (whether or not the same has in fact been made).

20.2

The Company has not given an undertaking to or is subject to any order or investigation by or has received any request for information from any court or governmental authority (including without limitation any national competition authority and the Commission of the European Union) under any anti-trust or similar legislation in which the Company has assets or carries or intends to carry on business or where its activities have an effect.

21.

Information

The Seller has not deliberately withheld from the Purchasers any material information relating to the Company or its operations.

LND99 427290-2.076876.0011

Part 2

Taxation Warranties

(Under sub-clause 1.9, references to any statutory provision of the United Kingdom shall be deemed to include a reference to any similar statute, law, regulation, notice, directive or similar provision relating to Taxation of any other jurisdiction.  Please refer to sub-clause 1.9 for the full text. Under sub-clause 1.13, references to the Company shall be deemed to refer to each Group Company in turn.)

22.

General

22.1

Returns etc

All notices, returns, computations, notices, information and registrations of the Company required for the purposes of Taxation have been duly, and within any appropriate time limits, made and all records required to be maintained for the purposes of Taxation, have been so maintained, and none of them is the subject of any dispute with any Taxation Authority.  All such information and records was and remains complete in all material respects.  The Company has duly submitted, within any appropriate time limits, all claims and disclaimers which have been assumed to be made for the purposes of the Accounts.

22.2

Visits, Penalties, Interest etc

The Company has not been subject to any visit, audit, investigation, discovery or access order by any Taxation Authority during any accounting period ending on or within six years before the Balance Sheet Date.  The Company is not involved in any dispute in relation to Taxation and no Taxation Authority has served notice on the Company of any intention to investigate the affairs of the Company.  The Company has not been liable to pay, and there are no circumstances by reason it may become liable to pay, to any Taxation Authority any fine, penalty, surcharge or interest in respect of taxation.

22.3

Concessions

Except as Disclosed, the amount of Taxation chargeable on the Company during any accounting period ending on or within six years before the Balance Sheet Date has not depended on any concessions, agreements or other formal or informal arrangements with any Taxation Authority.

22.4

Tax avoidance

The Company has not during the last six years entered into or been a party to any scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance of or the reduction in or the deferral of a liability to Taxation.

22.5

Consents, Clearances, etc

The Company has not entered into or carried out any transaction or arrangement in respect of which (I) consent or clearance was required from any Taxation Authority or any other governmental authority, or (II) notice was required to be given to such Taxation Authority or governmental Authority.

22.6

Share Schemes/Restricted securities

No shares or securities have been issued by the Company to which the provisions of section 140A or 140D TA 88, chapter 11 of Part VII ITEPA (as originally enacted) or Part VII of ITEPA (as amended in accordance with Schedule 22 of Finance Act 2003) apply or have been applied.

22.7

Withholdings

The Company has made all withholdings from or deductions on account of Taxation which are or have been required under the laws of any territory.

23.

Corporation tax

23.1

Share capital

The Company has not at any time during the last six years repaid, redeemed or repurchased or agreed to repay, redeem or repurchase or granted an option under which it may become liable to purchase any shares of any class of its issued share capital, nor has the Company after that date capitalised or agreed to capitalise in the form of shares or debentures any profits or reserves of any class or description or otherwise issued or agreed to issue any share capital other than for receipt of new consideration (within the meaning of Part VI TA 88), or passed or agreed to pass any resolution to do so.

23.2

Distributions

No securities within the meaning of section 254(1) TA 88) issued by the Company and remaining in issue at the date of this Agreement were issued in such circumstances that the interest payable on them falls to be treated as a distribution under either section 209(2)(d), 209(d) or 209(2)(e) TA 88, nor has the Company agreed to issue such securities in such circumstances.

23.3

Claims and elections

The Disclosure Documents contain brief particulars of all claims and elections made (or assumed to be made) under sections 23, 152-162 or 165, 175, 247, 248 TCGA insofar as they could affect the chargeable gain or allowable loss which would arise in the event of a disposal by the Company of any of its assets and indicate which assets (if any) so affected would not on a disposal give rise to a relief under Schedule 4 TCGA.

24.

Groups of companies

The execution or completion of this Agreement or any other event since the Balance Sheet Date will not result in any chargeable asset being deemed to have been disposed of and reacquired by the Company for Taxation purposes pursuant to section 178 or 179 TCGA or as a result of any other Event since the Balance Sheet Date.  The Company has made no election under section 171A TCGA.

25.

Close companies

The Company has not at any time during the six years ended at the Balance Sheet Date been a close company within the meaning of sections 414 and 415 TA 88.

26.

VAT

26.1

Registration

The Company is duly registered in accordance with VATA and has made, given, obtained and kept adequate records, invoices and other documents required for VAT purposes and is not in arrears with any payment or returns due under VATA and has not been required by HM Customs & Excise to give security under paragraph 4 of schedule 11 VATA.

26.2

VAT group

The Company is not and has not been for VAT purposes a member of any group of companies and no act or transaction has been effected in consequence of which the Company is liable for any VAT arising from supplies made by another company, and no direction has been given nor will be given by HM Customs & Excise under Schedule 9A VATA as a result of which the Company would be treated for the purposes of VAT as a member of a group.

26.3

Capital goods scheme

The Company does not own and has not at any time within the period of ten years preceding the date of this Agreement owned any assets which are capital items subject to the Capital Goods Scheme under Part XV of the VAT Regulations 1995.

27.

Stamp taxes

All material documents to which the Company is a party upon which stamp duty is payable, other than those which have ceased to have any legal effect, have been duly stamped.

Save as Disclosed, the Company has not entered into any transaction under which it will or may incur any liability to stamp duty reserve tax or stamp duty land tax.

28.

Employees

All National Insurance or social security contributions and all sums payable to a Taxation Authority under P.A.Y.E. and amounts of a corresponding nature payable to any Taxation Authority outside the United Kingdom, due and payable by the Company have been so paid.

29.

Residence/Permanent Establishment

The Company is, and at all times has been, resident for Taxation purposes solely in its place of incorporation and is not subject to Taxation in any other jurisdiction by virtue of having a permanent establishment or other place of business in that other jurisdiction.

30.

Transfer Pricing

All transactions between the Company and any other member of the Group are and have been on fully arm’s length terms.

Schedule 6

Limitation of Seller’s liability

1.

General

1.1

The provisions of this Schedule shall operate to limit the liability of the Seller under and in respect of the provisions of the Warranties and (where specified) in the Tax Deed (in which case such limitations shall apply in addition to the limitations set out in that document) and all the other provisions of this Agreement. Expressions defined in the Tax Deed shall, where the context so requires, have the same meanings in this Schedule.

1.2

References in this Schedule to a “Relevant Claim” shall mean a claim under the Warranties other than a claim made by the Purchasers (or any one of them) for a breach of the Fundamental Warranties.

2.

Disclosure

2.1

The Seller shall not be liable in respect of a Relevant Claim if its subject matter arises directly from or consists of any fact, matter or circumstance which has been Disclosed to the Purchasers.

3.

Minimum and Maximum Claims

3.1

The Seller shall not be liable in respect of any individual Relevant Claim (or series of related claims with respect to the same facts or circumstances) unless (and then only to the extent that) the amount that would otherwise be recoverable from the Seller in respect of such Relevant Claim (or series of related claims) exceeds £35,000.

3.2

The Seller shall not be liable in respect of any Relevant Claim or Relevant Claims unless and until the aggregate amount that would otherwise be recoverable from the Seller in respect of all such Relevant Claims (after giving due effect to paragraph 3.1 above in relation to each Relevant Claim) exceeds £350,000 (in which event the Seller shall be liable for the whole amount and not merely the excess over £350,000).

3.3

The total aggregate liability of the Seller in respect of all and any:

3.3.1

Relevant Claims or claims under the Indemnities or under the provisions of clauses 9.3 or 9.4 (in all cases, inclusive of costs and interest) shall not exceed £1,980,000;

3.3.2

claims in relation to the Fundamental Warranties and any other claim for breach of a provision of this Agreement (not being a Relevant Claim, a claim under the Indemnities, a claim under the Tax Deed, a claim under the Camfil Indemnity or a claim under the provisions of clauses 9.3 or 9.4) shall not in aggregate exceed £22,000,000;

3.3.3

claims under the Camfil Indemnity (inclusive of costs and interest) shall not exceed €1,500,000;

3.3.4

claims (other than claims covered by 3.3.5 below) under the Tax Deed shall not exceed £1,000,000;

3.3.5

claims under clause 2.2 of the Tax Deed shall not exceed £22,000,000,

provided that, for the avoidance of doubt, in respect of all and any claims under this paragraph 3.3 the Seller’s total aggregate liability shall not under any circumstances exceed £22,000,000.

4.

Time Limits

4.1

Written notice of any Relevant Claim, a claim under the Indemnities, a claim under the Tax Deed or a claim under the Camfil Indemnity (as relevant) setting out (if practicable) the Purchasers’ calculation of the amount and reasonable details shall be given by the Purchasers to the Seller:

4.1.1

in relation to any claims under the Tax Deed or the Warranties in part 2 of Schedule 5 on or before 28 February 2009;

4.1.2

in respect of any other Relevant Claims, any other claim for a breach of a provision of this Agreement (other than a claim under the Camfil Indemnity) or claim under the Indemnities on or before the date falling 18 months after the date of this Agreement;

4.1.3

in relation to any claims under the Camfil Indemnity, on or before 28 February 2009,

(such dates being referred to in this schedule as the “Relevant Expiry Date”) and the Seller shall cease to be under any liability to the Purchasers or otherwise in respect of all and any Relevant Claims, claims under the Indemnities, claims under the Tax Deed or claims under the Camfil Indemnity not so notified to the Seller.

4.2

Any Relevant Claim, claim under the Indemnities, claim under the Tax Deed or claim under the Camfil Indemnity made before the Relevant Expiry Date shall, if it has not been previously satisfied, settled or withdrawn, be deemed to have been withdrawn and shall become fully barred and unenforceable (and the Seller’s liability in respect of such claim shall absolutely terminate) on the expiry of the period of 12 months after notice of such claim was given to the Seller in accordance with paragraph 4.1 unless proceedings in respect of the claim shall have been commenced against the Seller (and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been issued and validly served on the Seller).

5.

Single Recovery

Any payment by the Seller under this Agreement to the Purchasers (or one of them) in respect of a liability under this Agreement shall reduce by that amount any claim by the Purchasers (or one of them) under the Tax Deed (and vice versa) in respect of the same liability, and the Purchasers shall at all times procure that there is no duplication of any claim relating to the same liability, whether under this Agreement or under the Tax Deed or otherwise.

6.

Reliance

The Purchasers acknowledge and declare that in entering into this Agreement each has not relied and is not relying on any warranties, representations, covenants, undertakings, indemnities, promises, forecasts or other statements whatsoever, whether written or oral (and whether implied or otherwise) (collectively “Representations”), other than those expressly set out in this Agreement and in the Tax Deed, and the Purchasers irrevocably and unconditionally waive any right each may have to claim damages for, or to rescind this Agreement by reason of, any Representation not expressly set out in this Agreement or the Tax Deed unless such Representation was made fraudulently.  The Purchasers further declare that, at the time of entering into this Agreement (save as otherwise Disclosed) each is not aware of any facts, matters or events which give rise to any liability on the part of the Seller under the Warranties or the Tax Deed and the Purchasers waive any such claims or potential claims of which each is so aware.

7.

Rescission

Save in the event of fraudulent misrepresentation, the sole remedy against the Seller for any breach of any of the Warranties, any other breach of this Agreement by the Seller shall be an action for damages.  Except in the event of fraudulent misrepresentation, no right of rescission shall be available after Completion to the Purchasers by reason of any breach of the Warranties or any other provision of this Agreement or the Tax Deed.

8.

Specific Limitations

8.1

The Seller shall have no liability in respect of any Relevant Claim or a claim under the Camfil Indemnity if and to the extent that such Relevant Claim or claim under the Camfil Indemnity (or its subject matter):

8.1.1

occurs or arises or is increased as a result of any legislation not in force at the date of this Agreement or any change of law, regulation, directive, requirement or administrative practice (including by HM Revenue & Customs or any other Taxation Authority), or any change in the rates of Taxation which in each case is not in force at the date of this Agreement;

8.1.2

occurs or arises or, such Relevant Claim otherwise having arisen, is increased as a result of any change made, after the date of this Agreement in any accounting or taxation policies of any Group Company;

8.1.3

would not have arisen or occurred but for (or is increased as a result of):

(a)

any voluntary act, event, omission, transaction or arrangement after Completion by either of the Purchasers or any Group Company (or on their respective behalves) otherwise than, in the case of any Group Company, in the ordinary course of its business as now carried on; or

(b)

any claim, election, surrender or disclaimer made, or notice or consent given after Completion (other than anything the making, giving or doing of which was taken into account in computing any provision for Taxation in the Accounts or the Management Accounts) by any Group Company in connection with the provisions of any enactment or regulation relating to Taxation; or

(c)

any failure or omission by a Group Company to make any claim, election, surrender or disclaimer, or give any notice, or consent or do any other thing, in connection with the provisions of any enactment or regulation relating to Taxation after Completion, the anticipated making, giving or doing of which was taken into account in computing the provision for Taxation in the Accounts or the Management Accounts;

8.1.4

arises from an act, event, omission, transaction or arrangement of the Seller or any Group Company prior to Completion occurring at the request or direction of, or with the written consent of, either of the Purchasers or their respective advisers;

8.1.5

is recovered by either of the Purchasers or any Group Company under the terms of any insurance policy of either of the Purchasers or any Group Company (or would have been so recovered but for any change in the terms of any such insurance policy after Completion);

8.1.6

is a liability for Taxation which arises directly or indirectly as a result of:

(a)

the payment of any unusual or abnormal dividend by any Group Company after Completion;

(b)

the change of the date to which any Group Company makes up its accounts;

(c)

the cessation of any business carried on by any Group Company occurring after Completion

8.1.7

or part thereof is satisfied (in whole or in part) by way of set off pursuant to clause 7 of the Tax Deed.

8.2

The Seller shall have no liability in respect of any Relevant Claim or claim under the Camfil Indemnity to the extent that specific allowance, provision or reserve has been made in the Accounts or the Completion Accounts in respect of the matter to which such liability relates.

8.3

For the avoidance of doubt, in determining the amount of any claim for the purposes of the limits set out in paragraphs 3.1 and 3.2, the amount of such claim shall be the net amount after giving effect to the provisions of paragraphs 8.1 and 8.2.

9.

Recovery

9.1

Where either of the Purchasers or any Group Company is or may be entitled to recover from some other person any sum in respect of any matter or event which could give rise to a Relevant Claim, the person so entitled shall use all reasonable endeavours to recover such sum and any sum recovered will reduce the amount of the Relevant Claim.

9.2

Without prejudice to the provisions of paragraph 9.1, if the Seller pays to the Purchasers (or one of them) an amount in respect of any Relevant Claim, and the Purchasers (or the relevant Purchaser) or any Group Company subsequently recovers (whether by payment, credit, discount, relief or otherwise) from a third party (including any Taxation Authority) an amount which is referable to the matter giving rise to such Relevant Claim, then:

9.2.1

if the amount paid by the Seller in respect of such Relevant Claim is more than the Sum Recovered (as such term is defined in paragraph 9.3), the Purchasers (or one of them) shall (or, where appropriate, shall procure that the relevant Group Company shall) as soon as practicable pay to the Seller the Sum Recovered; and

9.2.2

if the amount paid by the Seller in respect of such Relevant Claim is less than or equal to the Sum Recovered, the Purchasers or one of them) shall as soon as practicable pay to the Seller an amount equal to the amount paid by the Seller so as to leave the Purchasers (or the relevant one), taking into account the amounts received from the third party and from the Seller and those payable to the Seller under this paragraph, in no better or worse position than it would have been in (subject always to the other provisions of this paragraph 9) had the Claim not arisen.

9.3

For the purposes of this paragraph, the expression “Sum Recovered” means an amount equal to the amount recovered from the third party (and for this purpose, in addition to any cash payment, any payment in kind or discount, credit or similar benefit obtained shall constitute an amount recovered) plus any repayment supplements in respect of the amount recovered from the third party (as defined in section 85 of TA 88) plus any interest in respect of the amount recovered from the third party, less all reasonable costs and expenses incurred by the Purchasers (or one of them) or (as the case may be) the relevant Group Company in recovering the amount from the third party.

10.

Contingent Liabilities

If any Relevant Claim arises by reason of a liability of any Group Company which is a contingent liability when the Relevant Claim is notified to the Seller, the Seller shall not be obliged to make any payment to the Purchasers (or one of them) until the contingent liability ceases to be contingent and becomes an actual liability and is due and payable.

11.

Notice of Claims

11.1

The Seller shall be afforded every opportunity of resisting in the name of the relevant Group Company any claims against the relevant Group Company which might constitute a breach of any of the Warranties (or otherwise give rise to a Relevant Claim), and the Seller shall (if it so requires) be allowed to have the conduct of any negotiations, proceedings or appeals incidental to it and to use professional advisers nominated by the Seller.  Accordingly, if the Purchasers (or one of them) becomes aware from time to time of any third party claim or potential claim, matter or event (a “Third Party Claim”) the Purchasers shall, and shall procure that each relevant Group Company shall:

11.1.1

within 7 days of becoming so aware give notice of, and consult with the Seller in respect of, the Third Party Claim;

11.1.2

if so requested by the Seller, take all reasonable steps or proceedings as the Seller may consider necessary in order to mitigate, avoid, resist, appeal, dispute, contest, remedy, compromise or defend any the Third Party Claim and any adjudication in respect of it or enforce against any person (other than the Seller) the rights of the relevant Group Company and the Purchasers in relation to the matter the subject of the Third Party Claim, subject to the Purchasers or relevant Group Company (as appropriate) being indemnified by the Seller against all reasonable costs and expenses incurred in doing so;

11.1.3

at all reasonable times allow the Seller and its agents access to and to inspect and take copies of all necessary books, correspondence and records of the relevant Group Company;

11.1.4

require the personnel of the relevant Group Company to provide statements and proofs of evidence, and to attend at any trial or hearing to give evidence or otherwise, and to provide similar assistance to enable the Seller to mitigate, avoid, resist, appeal, dispute, contest, remedy, compromise or defend any Relevant Claim;

11.1.5

except with the Seller’s prior written consent, not admit liability in respect of, or compromise or settle, the Third Party Claim.

11.2

Without prejudice to paragraphs 4, 11.1 and 12, if the Purchasers consider that it will or may make a Relevant Claim against the Seller, it shall as soon as practicable so notify the Seller in writing, giving reasonable particulars of the claim.

12.

Mitigation

12.1

In assessing any damages or other amounts recoverable under this Agreement, there shall be off-set any benefit accruing to the Purchasers or the relevant Group Company in consequence of the event or breach giving rise to the claim in question.

12.2

Nothing in this Schedule shall in any way restrict or limit the general obligation of the Purchasers to mitigate any loss or damage which it may suffer in consequence of any breach by the Seller of the terms of this Agreement or in consequence of any matter giving rise to a claim against the Seller under this Agreement.

13.

Boxed Warranties

13.1

The Seller shall have no liability in respect of environmental or health and safety matters or any breach of HSE Laws except under paragraphs 8, 10, 11, 16, 19 and 21 of Schedule 5 and each of the other Warranties shall be deemed not to relate to environmental or health and safety matters or HSE Laws.

13.2

The Seller shall have no liability in respect of pensions matters except under paragraphs 16  and 17 of Schedule 5 and each of the other Warranties shall be deemed not to relate to pension matters.

Schedule 7

List of documents in the agreed form

1.

Tax Deed (Schedule 4 paragraphs 1(f) and 2(b) (Completion Obligations))

2.

Announcement (sub-clause 10.3 (Announcements))

3.

Directors’ resignations (Schedule 4 paragraph 1(h) (Completion Obligations))

4.

Auditors’ resignation (Schedule 4 paragraph 1(i) (Completion Obligations))

5.

Management Accounts

6.

Supply Agreement

7.

Expamet TM licence

8.

Bank Deed of Release

9.

Bank Mandates

10.

Retention Account Instruction Letter

11.

Form of s179 election

Schedule 8

Part 1 – Form of Completion Accounts and Completion Statement

1.

The Completion Accounts will comprise a consolidated balance sheet, a cashflow statement and profit and loss account for the Group prepared substantially in the form included as Part 3 of this schedule and otherwise in accordance with the format adopted in the Management Accounts.

2.

The Completion Statement will comprise a statement of Net External Debt, a statement of Intra-Group Indebtedness and a statement of Working Capital substantially in the form included as Part 4 to this schedule using values derived from the Completion Accounts.

3.

The Completion Accounts and the Completion Statement will be drawn up as at the Completion Accounts Date.

LND99 427290-2.076876.0011

Part 2 – Completion Accounts - Policies

1.

The Completion Accounts shall be prepared:

1.1

firstly by reference to the specific accounting principles, policies and practices set out in part 2 of this schedule;

1.2

to the extent that the accounting principles, policies and practices referred to in paragraph 1.1 do not determine the matter, secondly to the accounting principles, policies and practices used in the preparation of the Management Accounts; and

1.3

to the extent that the accounting principles, policies and practices referred to in paragraphs 1.1 and 1.2 do not determine the matter, thirdly to the historical cost convention and in accordance with United Kingdom generally accepted accounting principles, policies and practices.

The following specific accounting principles, policies and practices will be applied in the preparation of the Completion Accounts:

2.

Foreign Currency

2.1

The balance sheet and profit and loss account of Sorst are to be translated into sterling using an exchange rate of €1.46 per £1.00.  The balance sheet and profit and loss account of Expamet Polska are to be translated into sterling using an exchange rate of PLN 5.90 / £.

3.

Stock

3.1

Stock (“Stock”) shall be valued at the lower of cost (applying the FIFO principle) and net realisable value.  The cost of raw materials should include duty, freight and handling costs on a basis consistent with the Management Accounts.

0.2

Cost of work in progress and finished goods shall comprise raw materials, processing costs and an allocation of direct and indirect overheads, calculated using principles consistent with those used in the Management Accounts.

0.3

Stock counts will be carried out at each of the Properties in accordance with clause 4.2 of the Agreement. The book value of stock at the Completion Accounts Date shall include an amount equal to the difference between the actual stock value and the book value of such stock immediately prior to the relevant stock count.

0.4

The provision for obsolete/slow-moving stock will be calculated on the same basis as that made in the Management Accounts.

4.

Debtors

1.1

The general provision for doubtful debts will be made in accordance with the general provisioning policy previously applied by the Group.

1.2

The specific provisions for doubtful debts will be made in accordance with the specific provisioning policy previously applied by the Group provided that provisions in the Management Accounts in relation to particular debtors will not be increased unless there has been a change in events which makes repayment less likely and would result in a change in provision in accordance with policies previously applied by the Seller’s Group.

0.3

“Debtors – Other” shall include all prepayments calculated up to the Completion Accounts Date with the exception of prepayments for insurance to the extent that the Seller will be entitled to receive an equivalent refund for the remainder of the period of insurance.  Such insurance prepayments excluded will be included in “Financial Creditors”.

0.4

Amounts due from the Seller’s Group (“Debtors - Intercompany – Expamet”) will comprise trading debtors in the ordinary course of business.

5.

Creditors

0.1

“Creditors” will include:

0.1.1

the liability in respect of all tax (including PAYE and VAT (or the equivalent tax in any relevant jurisdiction) but excluding Corporation Tax) and social security costs for employees and

0.1.2

any costs specifically agreed in writing between the Parties to be for the account of the Seller that will not have  been not deducted in calculating the value of the Completion Payment.

0.2

“Creditors” will exclude any balances in relating to capital expenditure which are normally included under “Creditors – Fixed Assets” in the management accounts of the Group.

0.3

Amounts due to the Seller’s Group (“Creditors - Intercompany – Expamet”) will comprise trading creditors in the ordinary course of business.

4.

Post Balance Sheet Events

The Completion Accounts and the Completion Statement shall be prepared taking into account events which provide additional evidence relating to conditions which existed at the Completion Accounts Date and which occur in the period commencing on the Completion Accounts Date and expiring on the earlier of (i) the date on which the Purchaser provides the draft Completion Accounts and the Completion Statement to the Seller in accordance with clause 3.2.1 and (ii) 30 Business Days after Completion.

7.

Excluded Assets/Liabilities

7.1

Working Capital shall not include:

7.1.1 fixed assets and investments;

7.1.2 Cash;

7.1.3 Debt;

7.1.4 Corporation Tax and deferred tax balances;

7.1.5 any assets or liabilities included within “Financial Creditors”.

8.

(Borrowings)/Cash

8.1

“(Borrowings)/Cash” shall be the value of Debt less Cash.

9.

Financial Creditors

9.1

“Expamet Group Loans” which shall be equal to the Intra-Group Indebtedness.

9.2

“Current Tax” shall include all Corporation Tax balances.

9.3

“Goodwill” shall consist of €825,000 in Sorst and £9,100,000 in EMCO.

9.4

“Financial Creditors - Provisions” shall include all provisions in respect of the Sorst pension schemes consistent with those included in the Management Accounts together with balances normally included in “Creditors – Fixed Assets” and any other balances normally included in “Financial Creditors” in the management accounts of the Group unless already included in “Expamet Group Loans”, “Current Tax” or “Goodwill”.

For the avoidance of doubt, no provision will be made in respect of:

(a)

The costs of the demolition of Bays 1 and 2

(b)

Stamp duty land tax payable in relation to the sub-lease referred to in clause 20.1; or

(c)

The premium payable in relation to the Environmental Insurance Policy.

LND99 427290-2.076876.0011

Part 3 – Pro Forma Completion Accounts

LND99 427290-2.076876.0011

Part 4 – Pro Forma Completion Statement

Statement of Net External Debt
Debt	£[ ]
Less Cash	([ ])
Net External Debt (Cash)	+/- £[ ]
Statement of Intra-Group Indebtedness
Expamet Group Loans	£[ ]
Intra-Group Indebtedness	£[ ]
Statement of Working Capital
Current Assets
Stock	£[ ]
Debtors – Trade	[ ]
Debtors – Other	[ ]
Debtors – Intercompany – Expamet	[ ]
Current Liabilities
Creditors – Trade	(£[ ])
Creditors – Other	([ ])
Creditors – Intercompany – Expamet	([ ])
Working Capital	£[ ]

Schedule 9

Provisions regarding Retention Account

1.

In this Schedule the following expressions shall have the following meanings:

“Claim” any claim under this Agreement or the Tax Deed;

“Determined Claim” the amount of any Claim which has been agreed in writing by the Seller (or in respect of which judgement in favour of the relevant Purchaser has been given by a court of competent jurisdiction or a duly appointed arbitrator or expert (as the case may be) against which no appeal has been or is capable of being made and which shall have been agreed or determined after taking into account the limitations set out in Schedule 6 or, as applicable, the Tax Deed);

“Retention Fund” the sum of £1,980,000 to be retained from the Consideration payable pursuant to clause 3.1.2 on Completion and to be deposited in accordance with the Retention Account Instruction Letter in the Retention Account;

“Retention Period” the period from Completion to the date falling 18 months from the date of Completion (both dates inclusive); and

“Undetermined Claim” any Claim which is not a Determined Claim, which at the date of expiry of the Retention Period is still valid and is capable of being pursued in accordance with the provisions of Schedule 6 and which an independent barrister nominated by both the relevant Purchaser and the Seller or (failing agreement nominated by the President of the Law Society of England and Wales), having been provided with full information regarding the Claim and having considered submissions from all parties has confirmed in writing to the parties (a) is a bona fide claim and (b) has a reasonable prospect of success.

2.

By way of security for the obligations of the Seller in respect of the Warranties and the Tax Deed and claims under this Agreement, the Purchaser shall procure on Completion in accordance with the Retention Account Instruction Letter the payment of the Retention Fund into the Retention Account.

3.

Interest on the Retention Account shall accrue for the benefit of the Purchasers or the Seller entitled to and receiving capital out of the Retention Account pursuant to the provisions of this Schedule 9 and shall be released to the party or parties entitled thereto contemporaneously with, and proportionate to, the release of the capital.

4.

During the Retention Period and thereafter pending satisfaction of all Determined Claims made by the Purchasers (or one of them) against the Seller, the Retention Fund shall be retained in the Retention Account on trust to meet Determined Claims up to a maximum sum equal to the Retention Fund from time to time.

5.

The Purchasers agree to instruct the Purchasers’ Solicitors and the Seller agrees to instruct the Seller’s Solicitors to release from time to time to the Purchasers (or the relevant one) by payment in cash such part (or the whole as the case may be) of the Retention Fund as is equal to any Determined Claim within 5 Business Days of such determination.  Provided always that the maximum amount which the Purchasers’ Solicitors and the Seller’s Solicitors can be instructed to release is the whole of the Retention Fund from time to time.  Subject always to the limitations on the liability of the Seller in Schedule 6 of this Agreement, in the event that the Retention Fund is insufficient to discharge a Determined Claim in full, the Seller shall remain liable in respect of any balance.

6.

Subject to paragraph 7 below, the Purchasers agree to instruct the Purchasers’ Solicitors and the Seller agrees to instruct the Seller’s Solicitors to release any balance of the Retention Fund remaining after the satisfaction of all or any Determined Claims within 5 Business Days of the expiry of the Retention Period, by payment in cash to the Seller’s Solicitors.

7.

If at the end of the Retention Period there exists one or more Undetermined Claims then irrespective of the expiry of the Retention Period, the Purchasers agree to instruct the Purchasers’ Solicitors and the Seller agrees to instruct the Seller’s Solicitors to retain a proportion of the monies standing to the credit of the Retention Account up to the maximum amount then standing to the credit of the Retention Account to meet the Undetermined Claim(s).

8.

The Purchasers agree to instruct the Purchasers’ Solicitors and the Seller agrees to instruct the Seller’s Solicitors to make payment from the Retention Account of monies retained in such account pursuant to paragraph 7 within 5 Business Days of resolution of any Undetermined Claim as follows:

8.1

an amount equal to the lesser of the Undetermined Claim (to the extent that it becomes a Determined Claim) and the amount standing to the credit of the Retention Account shall be paid to the Purchasers (or the relevant Purchaser); and

8.2

(save to the extent that there is included within the Retention Account any amount in respect of any further Underdetermined Claim) the balance of any sums standing to the credit of such account shall be paid to the Seller’s Solicitors on behalf of the Seller.

9.

The Purchasers will seek recovery for a Determined Claim against the Retention Fund prior to making any other claim against the Seller.

10.

The parties shall promptly give the Seller’s Solicitors and the Purchasers’ Solicitor’s all such written instructions as shall be necessary to give effect to the provisions of this Schedule 9.

The receipt by the Purchasers’ Solicitors or the Seller’s Solicitors of any payment made out of the Retention Account (the “Payment”) shall be an absolute discharge of the paying party in respect of the Payment

LND99 427290-2.076876.0011

Signed by ………………………………	)
for and on behalf of	)
CLIFTON HOUSE ACQUISITION	) ……………………………………
LIMITED

Signed by ………………………………	) /s/ David W. Kay
for and on behalf of	)
GIBRALTAR INDUSTRIES (UK) LIMITED	) )	……………………………………

Signed by ………………………………	) /s/ David W. Kay
for and on behalf of	)
KRONEN ACHTHUNDER- TEINUNDNEUNZIG GmbH	) )	……………………………………

Signed by …………………………………	) /s/ David W. Kay
for and on behalf of	)
GIBRALTAR INDUSTRIES, INC.	) ……………………………………

(Gibraltar Industries, Inc is party to this agreement for the purposes of clauses 9-20 only)

Signed by …………………………………	)
for and on behalf of	)
EXPAMET INTERNATIONAL	)
LIMITED	) ……………………………………

LND99 427290-2.076876.0011

Dated

2006

(1)

CLIFTON HOUSE ACQUISITION

LIMITED

(2)

GIBRALTAR INDUSTRIES (UK)

LIMITED

(3)

KRONEN ACHTHUNDERTEINUNDNEUNZIG GmbH

(4)       GIBRALTAR INDUSTRIES, INC.

(4)

EXPAMET INTERNATIONAL

LIMITED

GIBRALTAR INDUSTRIES, INC IS PARTY TO THIS AGREEMENT FOR THE PURPOSES OF CLAUSES 9-20 ONLY

AGREEMENT

for the sale and purchase

of the entire issued share capital of

The Expanded Metal Company Limited

and

Sorst Streckmetall GmbH

CMS Cameron McKenna LLP
Mitre House
160 Aldersgate Street
London EC1A 4DD

T +44(0)20 7367 3000
F +44(0)20 7367 2000

Ref: DCD/MIT2.40a/122207.00001
Draft: 27 October 2006

Table of Contents

1.

Definitions and Interpretation

2.

Sale and purchase

3.

Consideration

4.

Completion

5.

Warranties and Indemnities

6.

Purchasers Warranties

7.

Post Completion Covenants

8.

Third party rights

9.

Further assurance

10.

Confidentiality; announcements

11.

Assignment

12.

Waiver; variation; invalidity

13.

Costs and expenses

14.

Entire agreement and financial promotion

15.

Counterparts

16.

Time of the essence

17.

Notices

18.

Service of process

19.

Governing law and jurisdiction

20.

Guarantee regarding Underlease

21.

Camfil Claim

Schedule 1  Details of the Group

Part 1 The English Company

The German Company

Part 2  The Subsidiaries

Schedule 2  Properties

Schedule 3  Intellectual Property

Part 1 Registered IP

Part 2 Material Unregistered Trade Marks

Schedule 4  Completion Obligations

1.

Seller’s Completion obligations

2.

Purchasers’ Completion obligations

Schedule 5  Warranties

Part 1 General

1.

Power to contract

2.

The Company

3.

Connected business

4.

Accounts

5.

Post-Balance Sheet Date events

6.

Transactions with the Seller’s Group

7.

Finance

8.

Environment

9.

Other assets

10.

Insurance

11.

Product Liability

12.

Litigation

13.

Licences

14.

Trading

15.

Contracts

16.

Employees

17.

Pension Schemes

18.

Intellectual Property Rights

19.

Properties

20.

Competition and anti-trust

21.

Information

Part 2  Taxation Warranties

22.

General

23.

Corporation tax

24.

Groups of companies

25.

Close companies

26.

VAT

27.

Stamp taxes

28.

Employees

29.

Residence/Permanent Establishment

30.

Transfer Pricing

Schedule 6  Limitation of Seller’s liability

1.

General

2.

Disclosure

3.

Minimum and Maximum Claims

4.

Time Limits

5.

Single Recovery

6.

Reliance

7.

Rescission

8.

Specific Limitations

9.

Recovery

10.

Contingent Liabilities

11.

Notice of Claims

12.

Mitigation

13.

Boxed Warranties

Schedule 7  List of documents in the agreed form

Schedule 8

Part 1 – Form of Completion Accounts and Completion Statement

Part 3 – Pro Forma Completion Accounts

Part 4 – Pro Forma Completion Statement

Schedule 9  Provisions regarding Retention Account